UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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MASTEC, INC.

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MasTec, Inc.

800 S. Douglas Road, 12th Floor

Coral Gables, Florida 33134

(305) 599-1800

NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS

To our shareholders:

The 2014 Annual Meeting of Shareholders of MasTec, Inc. will be held on Thursday, May 22, 2014 at 9:30 a.m., local time, at the Douglas Entrance Building, South Tower, located at 806 S. Douglas Road, 10th Floor, Royal Poinciana Conference Room, Coral Gables, Florida 33134. At the Annual Meeting, shareholders will be asked to vote on the following proposals:

1.	The election of Ernst N. Csiszar, Julia L. Johnson and Jorge Mas as Class I Directors to serve until the 2017 Annual Meeting of Shareholders and the election of Daniel A. Restrepo as a Class II Director to serve until the 2015 Annual Meeting of Shareholders;

2.	Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the 2014 fiscal year;

3.	Approval of a non-binding advisory resolution regarding the compensation of our named executive officers; and

4.	Such other business as may properly be brought before the Annual Meeting, and at any adjournments or postponements of the Annual Meeting.

The proposals are discussed more fully in the Proxy Statement accompanying this notice. Shareholders of record at the close of business on March 13, 2014 are entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements of the Annual Meeting.

Pursuant to the rules and regulations adopted by the Securities and Exchange Commission, which we refer to as the SEC, we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials on or about April 4, 2014 to our shareholders of record on March 13, 2014. The Notice of Internet Availability of Proxy Materials contains instructions for how to access our Proxy Statement and Annual Report and how to vote. In addition, the Notice of Internet Availability of Proxy Materials contains instructions on how you may (i) receive a paper copy of the Proxy Statement and Annual Report or (ii) elect to receive your Proxy Statement and Annual Report over the Internet.

We encourage you to attend the Annual Meeting. Whether or not you plan to attend in person, it is important that your shares be represented and voted at the Annual Meeting. You may vote your shares over the Internet or by telephone. If you received a paper copy of the proxy card by mail, please mark, sign, and date and promptly return the card in the self-addressed stamped envelope provided. Instructions regarding the methods of voting are contained in the Proxy card. Voting over the Internet, by telephone or by mailing a proxy card will not limit your right to attend the Annual Meeting and vote your shares in person.

By Order of the Board of Directors,

Jose R. Mas, Chief Executive Officer

Coral Gables, Florida

April 4, 2014

PROXY STATEMENT

2014 ANNUAL MEETING OF SHAREHOLDERS OF MASTEC, INC.

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING

Why did I receive this Proxy Statement?

The Board of Directors of MasTec, Inc. is furnishing this Proxy Statement to solicit proxies on its behalf to be voted at the 2014 Annual Meeting of Shareholders of MasTec to be held at the Douglas Entrance Building, South Tower, located at 806 S. Douglas Road, 10th Floor, Royal Poinciana Conference Room, Coral Gables, Florida 33134, on May 22, 2014, at 9:30 a.m. local time. This Proxy Statement summarizes the information you need to know to vote by proxy or in person at the Annual Meeting. You do not need to attend the Annual Meeting in person in order to vote.

When was this Proxy Statement first sent or given to security holders?

We will begin mailing the Notice of Internet Availability of Proxy Materials on or about April 4, 2014 to shareholders of record at the close of business on March 13, 2014.

Who is entitled to vote?

Only holders of record of shares of our common stock at the close of business on March 13, 2014, the record date, are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the meeting. On the record date, 77,400,363 shares of common stock were issued and outstanding.

What is the quorum for the meeting?

A quorum requires the presence, in person or by proxy, of a majority of shares of common stock entitled to vote. No business may be conducted at the Annual Meeting if a quorum is not present. If less than a majority of outstanding shares entitled to vote is represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place. Notice need not be given of the new date, time or place if announced at the Annual Meeting before an adjournment is taken, unless a new record date is fixed for the Annual Meeting (in which case a notice of the adjourned meeting will be given to shareholders of record on such new record date, each of whom would entitled to vote at the adjourned meeting).

How many votes do I have?

Each share of common stock entitles its owner to one vote on all matters brought before the Annual Meeting.

How do shareholders of record vote?

If your shares of our common stock are registered directly in your name, you are a shareholder of record, and you will receive your Notice of Internet Availability of Proxy Materials directly from us.

For shareholders of record, voting instructions submitted via mail, telephone or the Internet must be received by Broadridge, independent tabulator, by 11:59 p.m., Eastern Time, on May 21, 2014. Submitting your vote via mail, telephone or the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting. See “Can I change my vote after I have voted?” below.

The Internet and telephone voting procedures available to you are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. Shareholders voting via the Internet or telephone should understand that third parties may charge fees for voting in this manner, such as usage charges from Internet access providers and telephone companies which must be borne by the shareholder.

A shareholder of record may vote in person by attending the Annual Meeting, presenting proof of identity, and delivering a completed Proxy card or ballot in person.

How do I vote my shares in person if they are held by my broker?

If you hold your shares of common stock through a broker, bank or other financial institution, you are considered the beneficial owner of shares held in “street name,” and you will receive voting instructions from your broker, bank or other institution. If you hold shares of our common stock in street name and wish to vote in person at the meeting, then you must present a recent proxy from your bank, broker or other nominee that validates your ownership, as of the record date, of the shares of common stock that you intend to vote. You also must present proof of identity to enter the meeting.

How do I vote my shares that are held in my 401(K) Retirement Plan?

All persons who have shares of our common stock allocated to their accounts as participants or beneficiaries under the MasTec, Inc. 401(k) Retirement Plan, which we refer to as the 401(k) Plan, may instruct Prudential Bank & Trust, which acts as the Trustee for the 401(k) Plan and which we refer to as the Trustee, to vote the shares of common stock held for their account as participants or beneficiaries of the 401(k) Plan. You can instruct the voting of stock you hold in the 401(k) Plan by requesting a voting instruction card to sign, date, and return, or by submitting your vote by telephone or through the Internet. Please see the Notice of Internet Availability of Proxy Materials we sent to you or this Proxy Statement for specific instructions on how to provide voting instructions by any of these methods. Please note that your voting instructions for stock you hold in the 401(k) Plan must be returned by 11:59 p.m., Eastern Time, on May 21, 2014. In the event no voting instruction card is received from a participant or beneficiary or a voting instruction card is received without instructions, or in the event shares are not yet allocated to any participant’s account, those shares will not be voted for any of the proposals. The Trustee does not know of any other business to be brought before the Annual Meeting but it is intended that, if any other matters properly come before the Annual Meeting, the Trustee as proxy will vote upon such matters according to its judgment.

Any 401(k) Plan participant or beneficiary who executes and delivers a proxy card may revoke it at any time prior to its use by executing and delivering a duly executed voting instruction card bearing a later date or by giving written notice to the Trustee. The Trustee will vote the shares held for the accounts of the participants or their beneficiaries in the 401(k) Plan in accordance with the instructions noted thereon, and only the Trustee of the 401(k) Plan can vote the shares allocated to the accounts of participants, even if such participants or their beneficiaries attend the Annual Meeting in person.

What am I voting on?

At the Annual Meeting, our shareholders will be asked to vote on the following proposals:

1.	The election of Ernst N. Csiszar, Julia L. Johnson and Jorge Mas as Class I Directors to serve until the 2017 Annual Meeting of Shareholders and Daniel A. Restrepo as Class II Director to serve until the 2015 Annual Meeting of Shareholders;

2.	Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the 2014 fiscal year;

3.	Approval of a non-binding advisory resolution regarding the compensation of our named executive officers; and

4.	Such other business as may properly be brought before the Annual Meeting, and at any adjournments or postponements of the Annual Meeting.

What vote is required for the proposals?

Election of directors

If a quorum is present, directors will be elected pursuant to the affirmative vote of a plurality of the shares of common stock voting in person or represented by proxy at the Annual Meeting, which means that the four nominees who receive the most affirmative votes will be elected to the Board of Directors. Shareholders, entitled to vote, may vote in favor of all the nominees or any individual nominee or withhold their votes as to all the nominees or any individual nominee.

Ratification of BDO USA, LLP as our independent auditor

If a quorum is present, ratification of the appointment of our independent registered public accounting firm requires that the number of votes cast at the Annual Meeting in favor of ratification exceeds the number of votes cast opposing ratification.

Approval of a non-binding advisory resolution regarding the compensation of our named executive officers.

If a quorum is present, approval requires that the number of votes cast at the Annual Meeting in favor of the resolution exceeds the number of votes cast opposing the resolution.

How are abstentions and broker “non-votes” treated?

Abstentions

Pursuant to Florida law, abstentions are counted as present for purposes of determining the presence of a quorum; however, abstentions will not be counted as votes cast “for” or “against” any proposal and will have no effect on the voting results for any proposal.

Broker “non-votes”

Under the rules of the New York Stock Exchange, if a broker, bank or other institution that holds shares in street name for a customer does not receive voting instructions from that customer with respect to such shares, the broker may vote those shares on only certain “routine” matters. A broker may not vote such shares on “non-routine” matters unless it receives voting instructions from the customer for whom it holds shares. A broker “non-vote” occurs when a broker does not receive such voting instructions from its customer on “non-routine” matters. Broker non-votes are counted for purposes of determining the presence of a quorum; however, broker non-votes will not be counted as votes cast “for” or “against” any proposal and will have no effect on the voting results for any proposal.

Other than Proposal No. 2 (the ratification of the appointment of BDO USA, LLP as our independent certified public accounting firm), all of the proposals in this Proxy Statement are considered “non-routine” matters. For this reason, we urge you to give voting instructions to your broker. If any “routine” matters (in addition to Proposal No. 2) are properly brought before the Annual Meeting, then brokers holding shares in street name will be permitted to vote those shares in their discretion for any such routine matters.

Will there be any other items of business on the agenda?

The Board of Directors does not know of any other matters that may be brought before the Annual Meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees for election to the Board of Directors. In the event that any other matter should come before the Annual Meeting or any nominee is not available for election, the persons named in the proxy that is submitted via the Internet, phone or mail will have discretionary authority to vote all proxies unless otherwise specified to the contrary with respect to such matters in accordance with the recommendation of the Board of Directors.

What happens if I submit or return my proxy card without voting?

When you properly submit your proxy via the Internet, phone or mail, the shares it represents will be voted at the Annual Meeting in accordance with your directions. If you properly submit your proxy with no direction, the proxy will be voted:

•

For: The election of Ernst N. Csiszar, Julia L. Johnson and Jorge Mas as Class I Directors to serve until the 2017 Annual Meeting of Shareholders and the election of Daniel Restrepo as Class II Director to serve until the 2015 Annual Meeting;

•	For: Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the 2014 fiscal year;

•	For: Approval of a non-binding advisory resolution regarding the compensation of our named executive officers; and

•

In accordance with the recommendation of our Board of Directors, “For” or “Against” all other business as may properly be brought before the Annual Meeting, and at any adjournments or postponements of the Annual Meeting.

Can I change my vote after I have voted?

You may revoke a proxy given pursuant to this solicitation at any time prior to its exercise by:

•	Delivering written notice to our Corporate Secretary at MasTec, Inc., 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134;

•	Executing and delivering to our Corporate Secretary a proxy with a later date;

•	Attending the Annual Meeting and voting in person; or

•	Submitting a telephonic or electronic vote with a later date.

With respect to telephonic or electronic votes, the last vote transmitted will be the vote counted. Attendance at the Annual Meeting will not, in itself, constitute revocation of a proxy.

Will anyone contact me regarding this vote?

No arrangements or contracts have been made with any solicitors as of the date of this Proxy Statement, but we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews. In addition, we reserve the right to solicit proxies through our directors, officers and employees in person and by telephone or facsimile; however, these persons will not receive any additional compensation for any such solicitation efforts.

Brokerage firms, nominees, custodians and fiduciaries also may be requested to forward proxy materials to the beneficial owners of shares held as of the record date by them.

Who has paid for this proxy solicitation?

All expenses incurred in connection with the solicitation of proxies, including the printing and mailing of this Proxy Statement should you request a printed copy of the proxy materials, will be borne by MasTec.

How do I obtain a list of MasTec’s shareholders?

A list of MasTec’s shareholders as of March 13, 2014, the record date for the Annual Meeting, will be available for inspection at our corporate headquarters located at 800 S. Douglas Road, 12th Floor, Coral Gables, Florida, 33134 during normal business hours during the 10-day period immediately prior to the Annual Meeting.

How do I submit a proposal for the 2015 Annual Meeting?

Under our bylaws, no business, may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before an annual meeting by or at the direction of our Board of Directors or, in the case of business other than director nominations, by a shareholder entitled to vote who has delivered written notice as specified by our bylaws. Under our bylaws, we must receive any eligible proposal from an eligible shareholder intended to be presented at the 2015 Annual Meeting of Shareholders on or before December 5, 2014 for the proposal to be properly brought before that meeting. This same deadline also applies for any shareholder proposal to be eligible for inclusion in our Proxy Statement and Proxy related to that meeting. Any notice regarding any shareholder proposal must include the information specified in Article I, Section 9 of our bylaws. If a shareholder fails to comply with Article I, Section 9 of our bylaws or notifies MasTec after December 5, 2014 of an intent to present any proposal at MasTec’s 2015 Annual Meeting of Shareholders, irrespective of whether the shareholder is seeking to include the proposal in MasTec’s Proxy Statement and Proxy, the proposal will not be considered properly brought before the meeting. A copy of our bylaw requirements will be provided upon written request to: MasTec Legal Department, 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The Board of Directors has nominated Ernst N. Csiszar, Julia L. Johnson, Jorge Mas to stand for election as Class I Directors to hold office until the 2017 Annual Meeting and until their respective successors are elected and qualified. All of the Class I director nominees are incumbent directors.

On December 19, 2013, our Board of Directors (the “Board”) of MasTec, Inc., a Florida corporation (“MasTec”), expanded Class II of the Board of Directors from two to three directors and appointed Mr. Daniel A. Restrepo to fill the resulting vacancy. The terms of the current Class II Directors do not expire until MasTec’s 2015 Annual Meeting of Shareholders; however, in accordance with our Amended and Restated Bylaws and the Florida Business Corporation Act, Mr. Restrepo’s term expires at our 2014 Annual Meeting of Shareholders. The Board of Directors has nominated Daniel A. Restrepo to stand for election as a Class II Director to hold office until the expiration of the Class II term at the 2015 Annual Meeting and until his successor is elected and qualified. Following the Board’s expansion of Class II, each of the Board’s three classes has three members.

The Board of Directors is composed of nine directors elected in three classes, with three Class I, three Class II, and three Class III Directors. Directors in each class hold office for three-year terms. The terms of the classes are staggered so that the term of only one class terminates each year. The terms of the current Class I Directors expire at the Annual Meeting, the terms of the Class II Directors expire at the 2015 Annual Meeting of Shareholders and the terms of the Class III Directors expire at the 2016 Annual Meeting of Shareholders. If elected, the nominees for Class I Directors will serve until the 2017 Annual Meeting of Shareholders and Mr. Restrepo, as a Class II Director, will serve until the 2015 Annual Meeting of Shareholders.

Additional background information regarding the nominees for election is provided below. MasTec has no reason to believe that any of these nominees will refuse or be unable to serve as a director if elected; however, if any of the nominees refuses or is unable to serve, each proxy that does not direct otherwise will be voted for a substitute nominee designated by the Board of Directors.

The Board of Directors recommends that you vote “FOR” the election of each of the nominees named above. Unless otherwise indicated, all proxies will be voted “FOR” the election of each of the nominees named above for election as a Class I Director or Class II Director, as applicable.

Information as to Nominees and Other Directors

Nominees for Class I Directors

Ernst N. Csiszar, 63, joined our Board of Directors in October 2005. Mr. Csiszar is currently a private investor and serves on the Board of Directors of Bridge Strategy Group, LLC, a management consulting firm, and Vice Chairman of the Board of Directors of Patriot National Insurance Company, a provider of workers’ compensation insurance and services. Mr. Csiszar also serves as a Director of PHTS, Inc., a health care risk management company, and is a visiting professor at the University of South Carolina. From September 2004 until his retirement in September 2006, Mr. Csiszar was the President and Chief Executive Officer of the Property Casualty Insurers Association of America, the property and casualty insurance industry’s principal trade association. Mr. Csiszar was the Director of Insurance for the State of South Carolina from February 1998 to August 2004 and also served as President of the National Association of Insurance Commissioners in 2004. Mr. Csiszar also served as the President and Chief Executive Officer of Seibels Bruce Group, Inc., a property and casualty insurance company, from 1995 to 1998. Previously, he was a visiting professor at the School of Business at the University of South Carolina and served as Managing Co-director of Holborn Holdings Corporation, a European investment banking firm. Mr. Csiszar brings to our Board of Directors his extensive experience in insurance and risk management, executive leadership and his advisory experience in financial matters.

Julia L. Johnson, 51, has been a member of our Board of Directors since February 2002. Since January 2001, Ms. Johnson has been the President of NetCommunications, L.L.C., a regulatory analysis and public policy consulting firm that specializes in the communications, energy, and information technology public policy arenas. Ms. Johnson served on the Florida Public Service Commission from January 1992 until November 1999, serving as chairwoman from January 1997 to January 1999. Ms. Johnson also chaired Florida’s Information Service Technology Development Task Force, which advised then Florida Governor Jeb Bush on information technology policy and related legislative issues, from November 1999 to July 2001. Ms. Johnson also serves on the Board of Directors of each of First Energy Corp., NorthWestern Corporation and American Water Works Co., Inc. Ms. Johnson brings to our Board of Directors extensive knowledge with respect to the regulatory process and policy development in several of our industries, many years of service on the boards of several other public companies and a deep understanding of corporate governance,.

Jorge Mas, 51, has been Chairman of our Board of Directors since January 1998 and a director since March 1994. From March 1994 to October 1999, Mr. Mas was our Chief Executive Officer. Mr. Mas has been Chairman of the Board of the Cuban American National Foundation, Inc., a not-for-profit corporation, since July 1999. Mr. Mas is the brother of Jose R. Mas, our Chief Executive Officer. Mr. Mas brings to our Board of Directors executive and management leadership experience, strategy, vision, considerable knowledge and understanding of our operations, challenges and opportunities, and markets, and a unique historical perspective as our longest serving Board member and having served in many capacities (including Chief Executive Officer) in his more than 30 years with us.

Nominee for Class II Director

Daniel A. Restrepo, 43, has been a member of our Board of Directors since December 2013. Mr Restrepo is the founder and managing director of Restrepo Strategies LLC, which provides strategic advice to U.S. companies conducting business or exploring opportunities in the Americas, as well as to multi-national Latin-based companies conducting business or exploring new opportunities in the United States. Prior to founding Restrepo Strategies, Mr. Restrepo served with the National Security Council, as Special Assistant to the President, Senior Director for Western Hemisphere Affairs, from March 2009 until June 2012. While at the National Security Council, Mr. Restrepo was President Obama’s principal advisor on Latin America, the Caribbean and Canada, and he managed the development and implementation of U.S. policy related to the Americas across the full range of national and homeland security issues. In addition to his position as managing director of Restrepo Strategies, Mr. Restrepo currently serves as Senior Fellow of the Center for American Progress, a position he has held since

June 2013. Mr. Restrepo previously served the Center for American Progress as director for the Americas Project, from March 2006 until February 2009, director of outreach, from March 2004 until March 2006, and as deputy counsel, from March 2004 until January 2005. Mr. Restrepo brings to our Board of Directors significant experience in governmental and international affairs, particularly in Latin America, which could be a more important market for us in the future.

Class II Directors

José R. Mas, 42, has been our Chief Executive Officer since April 2007. From April 2007 to January 2010 Mr. Mas was also our President. Mr. Mas served as MasTec’s Vice Chairman of the Board and Executive Vice President—Business Development from August 2001 until March 2007. Mr. Mas started with MasTec in 1992, and from 1999 until 2001 he was head of MasTec’s Communications Service Operation. Mr. Mas is the brother of Jorge Mas, our Chairman of the Board. Mr. Mas brings to our Board of Directors executive leadership and vision, considerable knowledge of, and a unique perspective on, our business, strategy, development, opportunities, operations, people, competition and financial position.

John Van Heuvelen, 67, has been a member of our Board of Directors since June 2002. Mr. Van Heuvelen spent 13 years with Morgan Stanley and Dean Witter Reynolds in various executive positions in the mutual fund, unit investment trust and municipal bond divisions before serving as President of Morgan Stanley Dean Witter Trust Company from 1993 until 1999. Since 1999, Mr. Van Heuvelen has been a private investor based in Denver, Colorado. His investment activities have included investments in private telecom and technology firms, an area where he still remains an active investor. In addition, Mr. Van Heuvelen was owner of a construction company for six years. Mr. Van Heuvelen currently serves on the Board of Directors of Hallador Energy Company and Orchid Island Capital, Inc. and was a member of the Board of Directors of LifeVantage, Inc. from August 2005 through August 2007. Mr. Van Heuvelen brings to our Board of Directors extensive executive leadership and management experience, many years of serving on the boards of several other public and private companies, experience in our industries, significant experience with respect to capital markets, strategic planning, corporate finance and mergers and acquisitions and is considered an “audit committee financial expert” under applicable SEC rules.

Class III Directors

Robert J. Dwyer, 70, joined our Board of Directors in October 2004. Mr. Dwyer retired in 1999 and is currently a private investor. Prior to 1999, Mr. Dwyer spent 17 years with Morgan Stanley and Dean Witter Reynolds in various executive positions. He currently serves as a director of Bimini Capital Management, Inc. and Mellon Optima L/S Strategy Fund, LLC and formerly served as a director of BNY/Ivy Multi-Strategy Hedge Fund, LLC. Mr. Dwyer has numerous charitable and civic interests and has served on boards of several public and private companies. Mr. Dwyer brings to our Board of Directors his executive leadership and management experience, many years of service on the boards of several other public and private companies and extensive experience with respect to corporate capital structures and capital markets, strategic planning, corporate finance and mergers and acquisitions.

Frank E. Jaumot, 57, joined our Board of Directors in September 2004. Mr. Jaumot has been the Director of Accounting and Auditing for the certified public accounting firm of Ahearn, Jasco and Company, P.A. since 1991. From 1979 to 1991, Mr. Jaumot was associated with Deloitte & Touche LLP. Mr. Jaumot is a Certified Public Accountant in Florida and Ohio and is a member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants. He also is a member of the Board of Directors for Junior Achievement of South Florida (a not-for-profit charity) and Bimini Capital Management, Inc. Mr. Jaumot brings to our Board of Directors his extensive experience in accounting, financial and internal controls, auditing and SEC reporting and is considered an “audit committee financial expert” under applicable SEC rules.

Jose S. Sorzano, 73, has been a member of our Board of Directors since October 1995. Mr. Sorzano has been Chairman of The Austin Group, Inc., an international corporate consulting firm, since 1989, and a member of the Board of Advisors of the Free Cuba Committee since 2000. Mr. Sorzano was Special Assistant to President Reagan for National Security Affairs from 1987 to 1988; Associate Professor of Government, Georgetown University, from 1969 to 1987; Ambassador and U.S. Deputy Permanent Representative to the United Nations from 1983 to 1985; and Chairman of the Board of Visitors, U.S. Army Western Hemisphere Institute for Security Cooperation from 2003 to 2006. Mr. Sorzano brings to our Board of Directors significant experience in governmental and international affairs, international business and a historical perspective on our growth and operations having served as a director since 1995.

Certain Legal Proceedings

In connection with the bankruptcy in 2000 of Sistemas e Instalaciones de Telecomunicacion S.A., which we refer to as Sintel, a former MasTec subsidiary which was sold in 1998, Mr. Jorge Mas was named as a defendant along with the other defendants in the matter disclosed in our 2012 Annual Report on Form 10-K solely as a result of his membership on the Sintel and MasTec boards. Mr. Mas was not involved in any of the transactions that the Spanish prosecutors alleged to have led to Sintel’s bankruptcy. This matter was favorably resolved in 2013 with the Spanish court dismissing the charges against MasTec and the MasTec defendants and finding another party guilty and liable of certain charges. See a full description of our settlement of this matter in our 2013 Annual Report on Form 10-K, which accompanies this Proxy Statement.

OTHER INFORMATION REGARDING THE BOARD OF DIRECTORS

The Board of Directors, in the exercise of its reasonable business judgment, has determined that a majority of our directors qualify as independent directors pursuant to applicable New York Stock Exchange and SEC rules and regulations. In making the determination of independence, the Board considered that no independent director has a material relationship with MasTec, either directly or as a partner or shareholder of an organization that has a relationship with MasTec, or any other relationships that, in the Board’s judgment, would interfere with the director’s independence. Our independent directors are Ernst N. Csiszar, Robert J. Dwyer, Frank E. Jaumot, Julia L. Johnson, Daniel A. Restrepo, Jose S. Sorzano and John Van Heuvelen.

The Board holds executive sessions of the independent directors at every regularly scheduled Board of Director meeting. The Board of Directors with seven directors deemed independent, maintains a percentage of independent directors serving on the Board of Directors substantially above the NYSE requirement that a majority of directors be independent.

John Van Heuvelen has been selected, by a majority vote of the independent directors, as the lead independent director to preside over all executive sessions of the independent directors. Mr. Van Heuvelen will serve as lead independent director until his successor is duly qualified at the next annual meeting of the Board of Directors or until his earlier resignation or removal. In this role, Mr. Van Heuvelen is a member of every committee and involved in all committee activities. He is also responsible for facilitating communication between management and the Board. The independent directors meet separately in regularly scheduled executive sessions without management.

The Board of Directors is actively involved in the oversight of risks that could affect MasTec. The committees of the Board are primarily responsible for the oversight of risk as follows: the Audit Committee has oversight over accounting and control risks, as well as risk assessment and risk management; the Compensation Committee has oversight to ensure our compensation and incentive plans do not encourage or incentivize risk taking; the Nominating and Corporate Governance Committee oversees the independence of the Board of Directors, corporate ethics and governance risk; and the Finance and Mergers and Acquisitions Committee has oversight over financial policies, acquisition strategy and financial strategy. However, the full Board has retained responsibility for enterprise-wide risks and for the general oversight of risks. The Board satisfies this responsibility by receiving reports from the committee chairs, as well as regular reports directly from officers of MasTec responsible for particular risks. Regarding risk related to our compensation policies, see “Risk Considerations in Our Compensation Programs” included on page 29 of this Proxy Statement.

The Board of Directors conducts its business through meetings of the full Board and through committees of the Board, including the Executive Committee, the Audit Committee, the Compensation Committee, the Finance and Mergers and Acquisitions Committee and the Nominating and Corporate Governance Committee. Ad hoc committees are formed as needed. The Board and its committees also act by written consent. During 2013, the Board of Directors met on five occasions. During 2013, each of the current directors attended at least 75% of the aggregate of the Board meetings and the meetings of each committee on which such director served.

MasTec separates the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for determining the strategic direction for MasTec and the day-to-day leadership and performance of MasTec. The principal responsibility of the Chairman of the Board is to serve as chief administrative liaison between our directors and our management and to monitor implementation of the Board of Directors’ directives and actions.

The Executive Committee is composed of Jorge Mas, who currently serves as Chairman, Julia L. Johnson, Robert Dwyer and John Van Heuvelen. The principal function of the Executive Committee is to act for the Board of Directors when action is required between meetings of the full Board, subject to certain limitations specified by the Board and applicable law. The Executive Committee did not meet during 2013. The Board of Directors, in the exercise of its reasonable business judgment, has determined that each member of the Executive Committee, other than Mr. Mas, is independent under applicable New York Stock Exchange and SEC rules and regulations.

The Finance and Mergers and Acquisitions Committee is composed of Robert Dwyer, who currently serves as Chairman, Julia L. Johnson and John Van Heuvelen, all of whom the Board of Directors, in the exercise of its reasonable business judgment, has determined are independent under applicable New York Stock Exchange and SEC rules and regulations. The Finance and Mergers and Acquisition Committee is charged with fulfilling the Board of Director’s responsibilities, within certain guidelines established by the Board, relating to the evaluation of MasTec’s financing, merger, acquisition and disposition activities. The Finance and Mergers and Acquisitions Committee met five times during 2013.

The Audit Committee is composed of Frank E. Jaumot, who currently serves as its Chairman, John Van Heuvelen and Ernst N. Csiszar. The Board of Directors, in the exercise of its reasonable business judgment, has determined that (i) John Van Heuvelen and Frank E. Jaumot each qualifies as an “audit committee financial expert,” (ii) each member of the Audit Committee is financially literate and (iii) each member of the Audit Committee is independent for audit committee purposes under applicable New York Stock Exchange and SEC rules and regulations and internal controls. The Audit Committee assists the Board of Directors in overseeing MasTec’s financial reporting and legal and regulatory compliance program and the qualifications and independence of MasTec’s independent auditors. The Audit Committee is also responsible for approving all audit and non-audit services provided by our independent registered public accounting firm, including the scope of such services and fees paid to our independent registered public accounting firm. The Board of Directors has adopted a charter that sets forth the responsibilities of the Audit Committee. During 2013, the Audit Committee met on nine occasions. Please refer to the section entitled “Audit Committee and Audit Related Information” for further information regarding the Audit Committee.

The Compensation Committee is composed of Jose S. Sorzano, who currently serves as Chairman, Frank E. Jaumot, Robert J. Dwyer, Julia Johnson and John Van Heuvelen, all of whom the Board of Directors, in the exercise of its reasonable business judgment, determined are independent under applicable New York Stock Exchange and SEC rules and regulations. The Compensation Committee is charged with discharging the Board of Director’s responsibilities relating to compensation and evaluation of MasTec’s executive officers, including establishing compensation policies and philosophies for MasTec and its executive officers and reviewing and approving corporate goals and objectives relevant to MasTec’s Chief Executive Officer’s compensation, as well as overseeing MasTec’s incentive compensation plans and equity-based plans that are subject to Board approval. The Compensation Committee has the power to create subcommittees with such powers as the Compensation Committee may from time to time confer to such subcommittees. During 2013, the Compensation Committee met on four occasions.

For a description of the role performed by executive officers and compensation consultants in determining or recommending the amount or form of executive and director compensation, see “Compensation Discussion and Analysis.” The Board of Directors has adopted a charter that sets forth the responsibilities of the Compensation Committee.

The Nominating and Corporate Governance Committee is composed of Julia L. Johnson, who currently serves as Chairman, Ernst N. Csiszar, Robert Dwyer, Daniel A. Restrepo, John Van Heuvelen and Jose S. Sorzano, all of whom the Board of Directors, in the exercise of its reasonable business judgment, has determined are independent under applicable New York Stock Exchange and SEC rules and regulations. The Nominating and Corporate Governance Committee is responsible for developing qualifications for members of the Board of Directors, recommending to the Board of Directors candidates for election to the Board of Directors and evaluating the effectiveness and performance of the Board of Directors. The Nominating and Corporate Governance Committee also develops implements and monitors MasTec’s corporate governance principles and its code of business conduct and ethics; monitors and safeguards the Board’s independence; and annually undertakes performance evaluations of the Board committees and the full Board of Directors. The Board of Directors has adopted a charter that sets forth the responsibilities of the Nominating and Corporate Governance Committee. During 2013, the Nominating and Corporate Governance Committee met on four occasions.

The Nominating and Corporate Governance Committee has no specific minimum qualifications for director candidates. In general, however, persons considered for membership on the Board must have demonstrated leadership capabilities, be of sound mind and high moral character and be willing and able to commit the necessary time for Board and committee service. In evaluating potential candidates for service on the Board of Directors, the Nominating and Corporate Governance Committee will consider, consistent with its charter, the candidate’s ability to satisfy the New York Stock Exchange’s and SEC’s independence requirements and the candidate’s ability to contribute to the effective oversight and management of MasTec. The Board of Directors has determined that the Board as a whole must have the right diversity, mix of characteristics and skills for the optimal functioning of the Board in its oversight of MasTec, taking into account the needs of MasTec, the individual’s experience, perspective, skills and knowledge of the industry in which MasTec operates, and such other factors as the Nominating and Corporate Governance Committee may, in its discretion, deem important to successful service as a director.

The Nominating and Corporate Governance Committee will consider candidates recommended by MasTec shareholders pursuant to written applications submitted to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, MasTec, Inc., 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134. The information required to be included in any such recommendation is set forth in our bylaws, and the general qualifications and specific qualities and skills established by the committee for directors are included in the Charter of the Nominating and Corporate Governance Committee and our Corporate Governance Guidelines. No nominee recommendations were received by the Nominating and Corporate Governance Committee from any shareholder or group of shareholders who beneficially own five percent or more of our common stock for the previous year’s Annual Meeting.

Copies of our current Audit Committee, Compensation Committee, Mergers and Acquisitions Committee and Nominating and Corporate Governance Committee charters, as well as our Corporate Governance Guidelines, are available on MasTec’s website located at www.mastec.com and are available in print to any shareholder who requests them at MasTec, Inc., Legal Department, 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134. Our Internet website and the information contained therein or connected thereto are not incorporated into this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

In 2013, none of our executive officers or directors was a member of the board of directors of any other company where the relationship would be considered a compensation committee interlock under SEC rules.

Other Corporate Governance Matters

Interested parties who want to communicate with the Board as a whole, the lead independent director, or any individual Board members, should mark their communications as “Communication to the MasTec, Inc. Board of Directors”, address them to the Board, the lead independent director or the Board members, as the case may be, and direct them to MasTec’s Vice President of Investor Relations at, MasTec, Inc., 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134, or by email to marc.lewis@mastec.com. Communications to the non-management members of the Board should be marked clearly as such and should be directed to MasTec’s “Board Designee” and mailed or emailed to the foregoing addresses. The Vice President of Investor Relations will forward all such communications directly to such Board members. Any such communications may be made on an anonymous and confidential basis.

MasTec does not have a policy requiring that our directors attend the Annual Meeting. All of our directors attended our 2013 Annual Meeting of Shareholders.

MasTec has adopted a code of business conduct and ethics, called the Code of Business Conduct and Ethics, that applies to all of our directors, officers and employees and includes additional criteria that are applicable to our Chief Executive Officer and senior financial officers. The full text of the Code of Business Conduct and Ethics is available in the Investor section of MasTec’s website at www.mastec.com under the tab “Corporate Governance” and is available in print to any shareholder who requests it. We intend to provide amendments or waivers to our Code of Business Conduct and Ethics for any of our directors and senior officers on our website within four business days after such amendment or waiver. The reference to our website address does not constitute incorporation by reference of the information contained on the website, and such information is not a part of this Proxy Statement.

EXECUTIVE OFFICERS

Our current executive officers are as follows:

Name	Age	Position
Jose R. Mas	42	Chief Executive Officer and Director
Robert Apple	63	Chief Operating Officer
George Pita	52	Executive Vice President and Chief Financial Officer
Alberto de Cardenas	45	Executive Vice President, General Counsel and Secretary

Biographical information for Mr. Jose R. Mas can be found in the section entitled “Class II Directors” beginning on page 6.

Robert Apple has been our Chief Operating Officer since December 2006. Previously, Mr. Apple served as group president for MasTec’s energy service operations since 2005. From 2001 to 2004, Mr. Apple was a senior vice president at DIRECTV®, where he was responsible for the installation and service network, warranty program, supply chain management and national dispatch support. From 1997 to 2001, Mr. Apple, while on assignment from Hughes Electronics/DIRECTV® Latin America to Telefonica S.A., served as Chief Operating Officer and Board member of Via Digital, a direct broadcast satellite company and Telefonica affiliate. From 1985 to 1996, Mr. Apple served in various capacities within the Hughes Electronics organization, including as Chief Executive Officer of Hughes Electronics-Spain, Vice President of Hughes Europe and as a program manager for a Hughes Electronics training and support systems group.

George Pita, became our Executive Vice President and Chief Financial Officer effective January 1, 2014 upon the retirement of our previous Chief Financial Officer, C. Robert Campbell. Mr Pita joined MasTec in February 2013, as its CFO-Operations. From June 2007 until joining MasTec in 2013, Mr. Pita served as EVP, COO and CFO of Stuart Weitzman Holdings, a manufacturer, designer and retailer of fine women’s footwear and accessories. From April 2002 until June 2007, Mr. Pita served in various capacities at Perry Ellis International, including as Executive Vice President and Chief Financial Officer from 2004-2007. From 1989-2002, Mr. Pita served in a variety of financial and operations positions at Sunglass Hut International, including Chief Financial Officer. Mr. Pita earned his Bachelors in Business Administration and Accounting from the University of Miami in 1983 and has been a certified public accountant for approximately 30 years. Mr. Pita also serves or has served in various charitable and other capacities, including current appointments at the University of Miami Accounting school advisory board, as well as a board member of Easter Seals of South Florida. From 2008 to 2010, Mr. Pita served as a special advisor to Atlas Acquisition Holdings Corp., a special purpose acquisition corporation.

Alberto de Cardenas has been our Executive Vice President, General Counsel and Secretary responsible for all of MasTec’s corporate and operational legal matters and corporate secretary matters since November 2005. From March 2003 to November 2005, Mr. de Cardenas was Senior Vice President and General Counsel and from January through March 2003, Mr. de Cardenas was Vice President and Corporate General Counsel of Perry Ellis International, Inc. From September 1996 through December 2002, Mr. de Cardenas was a corporate and securities attorney at Broad and Cassel. From September 1990 to July 1993, Mr. de Cardenas was an accountant at Deloitte &Touche LLP.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion describes and analyzes our executive compensation philosophy and programs for our named executive officers for the 2013 fiscal year. Our named executive officers for the 2013 fiscal year were Jose R. Mas, our Chief Executive Officer, Robert Apple, our Chief Operating Officer, C. Robert Campbell, our Executive Vice President and Chief Financial Officer through his retirement on December 31, 2013, and Alberto de Cardenas, our Executive Vice President, General Counsel and Secretary.

2013 Business Highlights

MasTec’s 2013 financial performance continued our record of strong growth and increased shareholder value. Some of our 2013 highlights were:

•	Revenue grew to approximately $4.3 billion, representing an increase of $.6 billion or 16% over the prior year.

•

Adjusted EBITDA from continuing operations grew to approximately $450 million in 2013, an increase of approximately $114 million or 34% over the prior year. (Adjusted EBITDA from continuing operations is a non-GAAP financial measure. For a description of the rationale for our presentation of Adjusted EBITDA from continuing operations and a reconciliation of net income to Adjusted EBITDA from continuing operations, please see the disclosure under the captions “Non-U.S. GAAP Financial Measures” and “EBITDA and Adjusted EBITDA” beginning on page 35 of our 2013 Annual Report on Form 10-K filed with the SEC on February 28, 2014).

•

During 2013, our stock price increased 28% and our equity market capitalization increased from approximately $2.0 billion to approximately $2.5 billion (based on the closing sale price of a basic share of our Common Stock on the last trading day of 2012 and 2013, as reported on the New York Stock Exchange).

2013 Governance Highlights

Our compensation program has been designed to incorporate many best practices. Some of these include:

Best Practices in Our Program	Practices We Do Not Engage In
• Pay for performance	• No defined benefit pension plan
• Annual performance incentives paid partly in time vesting restricted stock	• No re-pricing of stock options (no use of stock options since 2006)
• Caps on annual bonuses
• Structuring annual bonuses in a manner that is intended to be fully tax-deductible
• Modest perquisites
• Committee monitoring of executive stock ownership
• Anti-hedging policy

2013 Compensation Highlights

Compensation decisions made for 2013 reflect both conservatism and our pay for performance philosophy:

•	No base salary increases were made for 2013.

•	2013 annual incentive compensation was established at levels above the prior year in recognition of our record growth in revenue and EBITDA

•

A significant portion of 2013 annual incentive compensation was paid out in the form of restricted stock grants vesting over three years. The Compensation Committee believes that this aligns executive incentive pay with long-term shareholder value because the ultimate realized value of the awards will depend on our financial performance and stock price when the restricted stock vests. In addition, the Compensation Committee believes that multi-year vesting encourages executive retention.

What is Our General Philosophy Regarding Executive Pay?

MasTec’s objectives for its executive compensation program are to attract, motivate and retain a talented, entrepreneurial and innovative team of executives who will provide leadership for MasTec’s success in dynamic and competitive markets. MasTec seeks to accomplish these objectives in a way that rewards both company and individual performance and aligns with our shareholders’ long-term interests.

The compensation for the named executive officers consists of three primary elements: long-term equity awards in the form of restricted stock awards; annual cash bonuses; and base salaries. These elements are designed to reward corporate and individual performance and future share value appreciation in a simple and straightforward manner. MasTec’s executive compensation program is intended to promote and retain stability within the executive team. MasTec expects each of its executive officers to contribute to MasTec’s overall success as a member of the executive team rather than focus solely on specific objectives within the officer’s area of responsibility. When we set compensation amounts and select compensation components for our executive management, we strive to reward the achievement of both short-term and long-term results that promote earnings growth and stock appreciation. Overall, we intend that our compensation philosophy provides market-competitive base pay levels with meaningful upside opportunity to promote strong performance. This compensation philosophy extends to all levels of our management.

Each named executive officer is a member of MasTec’s executive team. The compensation program for the named executive officers is based on two principles. First, each executive officer must demonstrate exceptional personal performance in order to remain part of the executive team. MasTec believes that executives who underperform should either be removed from the executive team with their compensation adjusted accordingly or be dismissed from MasTec. Second, each named executive officer must contribute as a member of the executive team to MasTec’s overall success rather than focus solely on specific objectives within the officer’s area of responsibility. This team-based approach requires that MasTec carefully consider the relative compensation levels among all executive team members to ensure that its compensation programs are applied consistently and equitably.

We do not have specific policies for allocating between long-term and currently paid out compensation or between cash and non-cash compensation. Rather, the Compensation Committee considers the appropriate balance of performance-based and retention-oriented pay for each executive, as well as market data on the mix of pay, but uses discretion in making its decisions.

How Do We Determine Our Compensation Levels?

Discretion and Judgment of the Compensation Committee; Role of the CEO

The Compensation Committee of our Board of Directors is responsible for assessing recommendations of pay and approving pay levels for our executive management. We target our compensation levels with the following goals in mind: (a) market-competitive base pay (b) short-term and long-term incentive grants that appropriately reward past performance and share-value appreciation, as well as create incentives for long-term growth and executive retention; and (c) levels of benefits and modest perquisites adequate to attract and retain talented and qualified executives.

The Compensation Committee determines all compensation for the named executive officers. The Vice President—Finance compiles information for the Committee’s review. Then the Compensation Committee conducts an evaluation of each named executive officer to determine if changes in the officer’s compensation are appropriate based on the considerations described below. At the Compensation Committee’s request, the CEO provides input for the Compensation Committee to consider regarding the performance and appropriate compensation of the named executive officers other than himself. The CEO does not participate in the Compensation Committee’s deliberations or decisions with regard to his own compensation. The Compensation Committee gives considerable weight to the CEO’s evaluation of the other named executive officers because of his direct knowledge of each executive. The Compensation Committee reviews those recommendations for non-CEO executive compensation and then determines the compensation levels for all of our named executives, taking into account the executive’s role, performance, internal pay comparisons and available market data. The Compensation Committee also administers our incentive compensation plans, including the MasTec, Inc. Annual Incentive Plan, which we refer to as the Executive AIP, and the MasTec, Inc. 2013 Incentive Compensation Plan, which we refer to as the ICP.

The Role of Peer Companies and Benchmarking

At the direction of the Board, in 2012, the Compensation Committee engaged Meridian Compensation Partners, which we refer to as Meridian, to construct a peer group appropriate for market comparisons of compensation for our named executive officers and outside directors and to conduct a competitive analysis of the compensation programs for our named executive officers against the compensation programs for the companies in the peer group. As described below under “Compensation of Directors,” the Compensation Committee also engaged Meridian to provide a competitive analysis of the compensation programs for our directors against the compensation programs for the companies in the peer group. Meridian did not assist MasTec in adjusting compensation as a result of such analyses and did not attend any meetings of the Committee in 2012 or 2013. The Compensation Committee, considering all relevant factors, including those set forth in applicable SEC and NYSE rules, is not aware of any conflict of interest that has been raised by the work performed by Meridian.

For its competitive analysis of the compensation programs for our named executive officers, Meridian compiled a peer group consisting of 14 companies similar in size (measured by gross revenues for the last fiscal year and market capitalization as of March 31, 2012) and industry to MasTec. MasTec was near the median of the peer group with respect to size, and the Committee focused on the median of the data in establishing the market comparisons. The peer group consisted of the following 14 companies: Shaw Group Inc., Emcor Group Inc., Quanta Services Inc., Chicago Bridge & Iron Co., Foster Wheeler AG, Tutor Perini Corp., Thomas & Betts Corp., Granite Construction Inc., Tetra Tech Inc., Willbros Group Inc., Comfort Systems USA Inc., Dycom Industries Inc., Layne Christensen Co.and Pike Electric Corp.

The Compensation Committee reviewed information regarding peer median executive compensation, our executive compensation program in comparison to peers, and entity performance at peer companies and considered that information, among other things, when it determined total compensation levels that it believed were generally consistent with the pay practices of peer group companies taking into account MasTec’s performance relative to such companies. However, the Compensation Committee, did not, and does not intend to, set compensation components to meet specific market benchmark percentiles. The Compensation Committee believes that over-reliance on benchmarking can result in compensation that is unrelated to the value delivered by the named executive officers because compensation benchmarking does not take the specific performance of the named executive officers, or the performance of MasTec, into account.

The Role of Shareholder Say-on-Pay Votes

MasTec provides its shareholders with the opportunity to cast an advisory vote on executive compensation (a “say-on-pay proposal”) every three years. At MasTec’s 2011 Annual Meeting of Shareholders, 98% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The Compensation Committee viewed our shareholders’ approval of the say-on-pay proposal as support for MasTec’s executive compensation philosophy and programs, and the Compensation Committee did not change its compensation philosophy or programs in 2013. The Compensation Committee will consider the outcome of future say-on-pay proposals including the one at this Annual Meeting when determining executive compensation in subsequent years.

What Components of Compensation Do We Use?

The three primary components of executive compensation for our organization are salary, annual cash bonuses and long-term equity awards in the form of restricted stock awards. Each element is described in more detail below.

Decisions with respect to one element of compensation tend not to affect decisions regarding other elements.

Salary

Our objective for base salary is to provide our executive officers a minimum, fixed level of cash compensation commensurate with their particular positions and qualifications. Base salary is designed to reward core competence in the executive role. We choose to pay base salary because it is required for talent attraction and retention.

Salaries initially are negotiated and set forth in employment agreements between each of our executives and us. Thereafter, our Compensation Committee reviews the salaries of our executive management annually. Salaries are established by (a) reviewing the performance of the executive, (b) reviewing the executive’s salary and overall compensation against a peer group of comparable companies, (c) adjusting (upwards or downward) to reflect individual qualifications, job uniqueness and performance, and (d) engaging in discussions between the CEO and the Compensation Committee in order to make revisions as needed.

The salaries for Messrs. Mas, Apple, Campbell and de Cardenas did not change in 2013.

Cash Bonuses and Equity Grants

The objective of our annual incentive program is to reward executives for company and individual performance during the prior year. The plan is designed to reward contributions as a member of the executive team to

MasTec’s overall success rather than specific objectives solely within the officer’s area of responsibility. In 2013, we chose to pay annual incentives in the form of both cash and restricted stock in order to retain executives and motivate them toward actions that will lead to long-term success and value.

Annual Cash Bonuses

All members of our executive management team are eligible to receive cash bonuses based upon performance. Each executive’s employment agreement provides that he is entitled to receive an annual bonus of up to 100% of his base salary based upon performance. For 2013, these bonuses were determined and paid pursuant to the Executive AIP (described below).

Annual Incentive Plan Bonuses

On December 15, 2011, our Board of Directors adopted the Executive AIP. The Executive AIP was subsequently approved by our shareholders at the 2012 Annual Meeting and became effective for 2012 and beyond. For 2014 and subsequent years, however, the Executive AIP has been superseded by the ICP (which was adopted by our Board of Directors on March 17, 2013 and subsequently became effective upon approval by our shareholders at the 2013 Annual meeting) because the ICP provides for awards by the Compensation Committee of performance based annual incentive compensation (in addition to other forms of equity and non-equity incentive compensation) and is expected to function similarly to the Executive AIP in respect to annual incentive compensation.

The Executive AIP provided certain of our executive officers the opportunity to receive annual bonuses that are intended to qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code of 1986 as amended, which we refer to as the Code. Executive officers eligible to receive an award under the Executive AIP were, and under the ICP will be selected by the Compensation Committee not later than 90 days following the start of each fiscal year, at which time the Compensation Committee will determine the maximum amount of the award opportunity.

Annual incentive Awards under the Executive AIP or the ICP are paid only if we achieve positive “Consolidated EBITDA,” which is generally calculated by taking MasTec’s consolidated net income, determined in accordance with generally accepted accounting principles, and adding back any deductions for interest, depreciation, amortization, income taxes and certain other deductions and adjusting certain items of income or gain. The maximum award payable to any executive officer under the Executive AIP or the ICP is the lesser of 2% of Consolidated EBITDA for the year for which the award is payable or $5 million; however, the Compensation Committee may, in its discretion, specify a lesser maximum award opportunity for a participant in any fiscal year.

Even if the performance goal for a particular executive officer is achieved, the maximum award may not necessarily become payable to such executive because the Compensation Committee retains “negative discretion”. Negative discretion allows the Compensation Committee to reduce the award based upon its assessment of MasTec’s actual performance and the executive’s individual performance.

Annual incentive Awards under the Executive AIP or the ICP may be paid in the form of cash, restricted stock units, restricted stock or any combination of the foregoing, as determined by the Compensation Committee in its sole discretion. Awards in the form of restricted stock units or restricted stock will be issued under the ICP, or any other plan adopted by MasTec pursuant to which such awards may be granted.

In March 2013, the Compensation Committee selected each of Messrs. Jose Mas, Apple, Campbell and de Cardenas as participants in the Executive AIP for 2013. In March 2014, the Compensation Committee determined that 2 percent of MasTec’s Consolidated EBITDA would exceed $5 million and, accordingly, the maximum possible bonus under the Executive AIP would be $5 million for 2013.

The Compensation Committee exercised its negative discretion to reduce bonuses for 2013 below the maximum award amount of $5 million. In determining the final award amounts for each named executive officer for 2013 under the Executive AIP, the Compensation Committee considered MasTec’s record operating performance, continued strong growth and strong balance sheet, the successful integration of several key strategic acquisitions, the peer group study discussed above and the overall compensation levels and the individual total compensation and performance of each recipient.

Based on the foregoing, on March 16, 2014, the Compensation Committee approved the following annual incentive bonuses under the Executive AIP for 2013, payable in an approximate ratio of cash to restricted stock of 45%:55% for the CEO, and 50%:50% for other NEOs.

Executive	Cash	Shares of Restricted Stock	Restricted Stock Value	Total Value
Jose R. Mas, CEO	$1,960,000	58,000	$2,411,060	$4,371,060
Robert Apple, COO	$700,000	16,000	$665,120	$1,365,120
C. Robert Campbell, EVP and CFO	$545,000	13,750	$571,588	$1,116,588
Alberto de Cardenas, EVP, General Counsel and Secretary	$450,000	10,750	$446,878	$896,878

In all cases, the restricted stock will vest on the third anniversary of the grants. See the 2013 Summary Compensation Table for details. Because the restricted stock is, in the first instance, awarded on the basis of performance, the Compensation Committee believed that vesting should be based solely upon continued employment over a significant period of time to align our executives’ compensation with long-term shareholder value and to promote executive retention.

Other Equity Compensation

We use other equity awards to compensate our executive management in order to align their interests with the interests of our shareholders. Such awards, made in the form of time-based restricted stock, are designed to reward continued employment and actions that increase long-term stock price. We choose to make such awards to attract and retain talented and success-driven employees.

All executive management equity awards are granted at Compensation Committee meetings except in certain cases such as those granted upon execution of employment agreements, and the exercise prices of all options are set at the closing price of our common stock on the New York Stock Exchange on the date of the grant. We do not have a program, plan, or practice of timing equity award grants in order to benefit our executive officers or in coordination with the release of material non-public information.

It has been our practice to award equity to each executive officer upon the execution of his or her employment agreement. We have not awarded any options since 2006. Restrictions on restricted stock awards generally lapse in two to five years, and no restrictions lapse prior to the end of the one year anniversary of the stock grant. Mr. Jose Mas received 100,000 restricted shares upon the execution of his employment agreement on April 18, 2007, all of which vested on April 18, 2012. Mr. de Cardenas received 5,000 restricted shares upon the execution of his employment agreement on February 27, 2008, all of which vested in February 27, 2011. Mr. Apple received 37,500 shares upon the execution of his employment agreement on January 1, 2010, all of which vested on December 28, 2012. Mr. Campbell received 20,000 shares upon the execution of his employment agreement on September 8, 2011, all of which will vest on September 8, 2014.

In addition to equity awards related to annual incentive compensation, our Compensation Committee periodically recommends, and our Board of Directors approves, other equity awards to our named executive officers in the form of time-vested restricted stock. These awards are granted to align our executives’ interests with those of our shareholders and to incentivize loyalty and long-term performance. We believe that these awards also help us to attract and retain talented and success-driven employees. The awards generally vest at the end of a three year period. None of these awards were granted in 2013 and, as of April 4, 2014, no equity awards (other than the restricted stock issued in payment of 2013 annual incentive compensation) have been granted to our named executive officers in 2014.

Equity awards are made under the ICP. The Compensation Committee administers our ICP and has the authority to determine the terms and conditions of the awards made under the ICP.

Anti-Hedging Policy

Our Insider Trading Policy prohibits short sales of MasTec stock, or the purchase or sale of options, puts, calls, straddles, equity swaps or other derivative securities that are directly linked to MasTec stock, by our named executive officers.

Prohibition of Re-Pricing without Shareholder Approval

The ICP contains a prohibition on the repricing of stock options without shareholder approval.

Retirement Benefits

The objective of our retirement benefits is to assist our employees with the accumulation of adequate financial assets for retirement. Retirement benefits reward employees for saving for their retirement and for continued employment. We choose to provide retirement benefits in order to have a competitive retirement and benefit package in the marketplace.

401(k) Plan

We maintain the 401(k) plan for all employees who have completed at least thirty days of service. Our executives may participate in the 401(k) plan. We make discretionary matching contributions to the 401(k) plan paid 50% in cash and 50% in MasTec common stock. Effective January 1, 2013, we adopted an amendment to the 401(k) plan to cause it to qualify as a design based safe harbor plan. As a result, our matching contributions were increased to 100% of first 3% of compensation that each eligible participant elected to contribute to the 401(k) plan in that year plus 50% of the amount of such participant’s contributions in excess of 3% but not in excess of 5% of such participant’s compensation.

The 401(k) Plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As such, contributions to the 401(k) Plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) Plan, and all contributions are deductible by us when made. The amounts of our matching contributions for our named executive officers for 2013, 2012 and 2011 under the 401(k) Plan are included in the “All Other Compensation” column of the Summary Compensation Table on page 21.

In 2008, our Board of Directors adopted the MasTec Non-Qualified Deferred Compensation Plan. Certain management and highly compensated employees, including executive officers, are eligible to participate in the plan. The objective of this plan is to provide this group of employees with an opportunity on a voluntary basis to defer compensation without regard to the legal limits imposed on our qualified 401(k) plan. Under the plan, participants are allowed to defer up to 50% of their base salary and 100% of their bonus in any given year. We make discretionary matching contributions into the plan. The amount of the matching contribution is determined on an annual basis. For 2011 and 2012, our matching contributions were 100% of the first 2.5% of compensation that each eligible participant elected to contribute to the plan that year up to a maximum of $2,500 per year. No match was awarded in 2013. Company matching contributions vest at a rate of 1/3 per year of service. An employee’s elective contributions are 100% vested when contributed. Our Board of Directors or the

Compensation Committee may, in its sole discretion, but is not required to, credit a contribution to any participants account under the Plan. Such contributions may be smaller or larger than the amount credited to any other participant in any given year. Participants may obtain distributions from the plan only on termination of employment or for elected in-service distributions at which time the distribution will be fully taxable to the employee.

Split Dollar Benefit and Deferred Bonus Agreements

On October 16, 2013, Jorge Mas, MasTec and Jose Ramon Mas and Juan Carlos Mas, as trustees of the Jorge Mas Irrevocable Trust, dated June 1, 2012 (the “trust”) entered into a split dollar life insurance agreement that replaces a prior split dollar agreement with Jorge Mas. Under the split dollar agreement, MasTec is the sole owner of each of the policies subject to the agreement. MasTec will make the premium payments under each of such policies. Upon the death of Jorge Mas or the survivor of Jorge Mas and his wife under the applicable policy, MasTec is entitled to receive a portion of the death benefit under such policy equal to the greater of (i) all premiums paid by MasTec on such policy and (ii) the then cash value of such policy (excluding surrender charges or other similar charges or reductions) immediately before the triggering death. The balance of the death benefit is payable to the trust or other beneficiary designated by the trustees. In the event of MasTec’s bankruptcy or dissolution, the trust shall have the assignable option to purchase any or all of the policies subject to the split dollar agreement from MasTec. The purchase price for each policy shall be the greater of (x) all premiums paid by MasTec on such policy or (y) the then cash value of such policy (excluding surrender charges or other similar charges or reductions). The total maximum face amount of the insurance for all policies subject to the split dollar agreement was capped at $200 million. MasTec is designated as the named fiduciary under the split dollar agreement. Life insurance assets associated with the split dollar agreement for Jorge Mas are based on the value of premiums paid for the associated policy.

MasTec also has split dollar and deferred bonus agreements with Jose Mas. The split dollar agreement provides that one or more life insurance policies may be subject to the agreement. At this time, however, the only policy subject to the agreement is the one acquired pursuant to the original agreement, which is in an aggregate face amount of $11 million. MasTec is the sole owner and beneficiary of any policy subject to the agreement, and upon the death of the insured, MasTec is entitled to receive a portion of the death benefit equal to the greater of (i) the total premiums paid by MasTec on such policy, or (ii) the then cash value of such policy immediately before the death of the insured, excluding surrender charges. Upon termination of the agreement, Jose Mas has an option to purchase each policy, subject to the agreement for a purchase price equal to the greater of the amounts referenced above. MasTec will make the premium payments until the agreement is terminated, which occurs upon any of the following events: (i) bankruptcy or dissolution of MasTec, or (ii) a change in control of MasTec. The amount of deferred bonus that is payable upon termination of the split dollar agreement, which is triggered upon a change in control of MasTec, is equal to the sum of the following amounts, determined with respect to each policy subject to the split dollar agreement: the greater of (i) the total premiums paid by MasTec under the terms of such policy, or (ii) the then cash value of such policy immediately prior to the change in control, excluding surrender charges. The Company adjusts the value of life insurance assets associated with the split dollar agreements for Jose Mas each period based on their current cash surrender values (i) a change in control of MasTec, or (ii) bankruptcy or dissolution of MasTec.

The objective of the split dollar agreements is to provide post-retirement life insurance coverage for the covered persons. The arrangements are designed to reward continued employment. We choose to provide them because they are an efficient method of providing compensation with a high perceived value to the recipients.

The objective of the deferred bonus arrangement is to solidify the benefits of the split dollar agreement upon a change in control. It is designed to reward continued employment and to keep the recipient focused on MasTec’s success in the face of an actual or threatened change in control. We choose to provide it to achieve the objective noted.

Perquisites

In keeping with our philosophy that senior executive compensation should be variable with corporate performance, the Compensation Committee prefers to compensate our named executive officers in cash and equity rather than perquisites. However, we do provide a limited number of perquisites to our named executive officers (a car lease or allowance to all NEOs and a golf membership to one NEO) with the objective of attracting and retaining executives in a competitive marketplace. Perquisites are not designed to reward any particular executive behavior. We choose to provide them to provide MasTec with a competitive advantage in the executive marketplace.

The total value of perquisites provided to the named executive officers during 2013 was a small percentage of each executive officer’s total compensation. These amounts are included in the second to last column of the Summary Compensation Table at page 21 under “All Other Compensation” and related footnotes.

Termination of Employment and Change in Control Agreements

Employment Agreements

We generally negotiate employment agreements with our named executive officers. The objective of these arrangements is to secure qualified executives for leadership positions in our organization as well as to protect our business and intellectual property by virtue of restrictive covenants, including non-competition covenants, contained in the agreements. As of April 4, 2014, we had employment agreements with all of our continuing named executive officers for their current positions. See “Employment and Other Agreements” below.

Our employment agreements provide for the payment of certain compensation and benefits in the event of a change in control of MasTec, as well as in the event of the termination of an executive’s employment. The amount payable varies depending upon the reason for the payment. We believe that providing for payments due upon a change in control helps to preserve MasTec’s value by reducing any incentive for key executives to seek employment elsewhere in the event that a change in control of MasTec is proposed or becomes likely. Moreover, on an ongoing basis, we believe that these arrangements help maintain the continuity of our management team, which we view as a driver of shareholder value. The Compensation Committee has reviewed the material terms of these termination provisions, and believes they are reasonable and appropriate. See “Potential Payments upon Change in Control and Termination of Employment as of December 31, 2013” below for a description of these provisions and a calculation of the amounts that would be payable thereunder in the event that a change in control of MasTec had occurred on December 31, 2013.

Accounting for Share-Based Compensation

Before granting stock-based compensation awards, the Compensation Committee considers the accounting impact of the award as structured and under various other scenarios in order to analyze the expected impact of the award.

Stock Ownership Guidelines and Requirements

We do not maintain stock ownership guidelines or requirements for our named executive officers, but our Compensation Committee periodically monitors such ownership.

Compensation Committee Report on Executive Compensation

The following report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of MasTec’s filings under the Securities Act of 1933, as amended, which we refer to as the Securities Act, or the Exchange Act, except to the extent that we specifically incorporate such report by reference.

In fulfilling our role, we met and held discussions with MasTec’s management and reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement on Schedule 14A. Based on the review and discussions with management and our business judgment, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A for filing with the Securities and Exchange Commission.

Submitted by the Compensation Committee of the Board of Directors

Jose S. Sorzano

Frank E. Jaumot

Robert J. Dwyer

Julia L. Johnson

John Van Heuvelen

2013 Summary Compensation Table

The following table summarizes the compensation information for the years ended December 31, 2013, 2012 and 2011 for our chief executive officer, chief financial officer and our other named executive officers as of the end of 2013. We refer to these persons as our named executive officers elsewhere in this Proxy Statement.

Name & Principal Position	Year	Salary		Bonus (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (5)	Total
Jose R. Mas, CEO	2013	$980,000			$2,411,060	$1,960,000	$24,598	$5,375,658
	2012	$890,432	(4)	—	$2,587,500	$1,800,000	$33,457	$5,311,389
	2011	$662,375		$1,500,000	$650,000	—	$32,673	$2,845,048

Robert Apple, COO	2013	$525,000			$665,120	$700,000	$33,051	$1,923,171
	2012	$468,665	(4)	—	$700,024	$600,000	$23,200	$1,791,889
	2011	$448,377		$500,000	$307,992	—	$20,670	$1,277,039

C. Robert Campbell, EVP & CFO	2013	$453,200			$571,588	$545,000	$33,463	$1,603,251
	2012	$453,200		—	$595,016	$510,000	$34,766	$1,592,982
	2011	$421,877		$425,000	$693,209	—	$34,832	$1,574,918

Alberto de Cardenas, EVP, General Counsel & Secretary	2013	$350,000			$446,878	$450,000	$18,620	$1,265,498
	2012	$342,630	(4)	—	$527,518	$420,000	$10,945	$1,301,093
	2011	$320,997		$350,000	$157,509	—	$13,429	$841,935

(1)	Amounts included in this column represent discretionary cash bonuses awarded for 2011.
(2)	Amounts shown in this column represent the fair value of restricted stock awards as of date of grant computed in accordance with FASB ASC Topic 718. Stock awards for 2012 and 2013 represent restricted stock awards issued in payment of a portion of annual incentive compensation under the Executive AIP. Each restricted stock award was valued at the closing market price of our common stock on the date of grant. For additional information regarding assumptions underlying the valuation of equity awards and the calculation method, please refer to Note 11 in our Consolidated Financial Statements, which are contained in our Annual Report on Form 10-K for the year ended December 31, 2013.
(3)	Amounts included in this column represents the cash portion of awards under the Executive AIP for 2012 and 2013.

(4)	Includes pro rata portion of salary increases awarded during 2012.
(5)	All other compensation consists of the following:

Name & Principal Position	Year	Car lease or car allowance	Matching Contributions to 401(k) Plan	Imputed benefit from Split Dollar Life Insurance Policy (2)	Golf Membership	Executive Long Term Disability (1)	Total
Jose R. Mas, CEO	2013	$18,170		$5,396		$1,032	$24,598
Robert Apple, COO	2013	$20,772	$10,200			$2,079	$33,051
C. Robert Campbell, EVP & CFO	2013	$17,493	$4,119		$11,070	$781	$33,463
Alberto de Cardenas, EVP, General Counsel & Secretary	2013	$7,278	$10,200			$1,142	$18,620

(1)	The amounts shown in this column include premiums for Executive Supplemental Long Term Disability for Messrs. Mas, Apple, Campbell and de Cardenas for 2013.
(2)	The amounts shown in this column for Mr. Mas include imputed income with respect to a life insurance policy owned by MasTec on the life of Jose R. Mas. Pursuant to Mr. Mas’ split dollar agreement, MasTec is entitled to recover out of the death benefit proceeds, the greater of all premiums it pays on the policies or the cash surrender value of the life insurance policy upon the death of the insured. The balance of the death benefit would be paid to the beneficiaries designated by Mr. Mas. See “Split Dollar Benefit and Deferred Bonus Agreements” for a description of the split dollar agreements that MasTec has entered into with Mr. Mas.

Grants of Plan-Based Awards in 2013

No equity awards were granted to the named executive officers during the year ended December 31, 2013.

Outstanding Equity Awards as of December 31, 2013

The following table sets forth our outstanding equity awards as of December 31, 2013 for our named executive officers.

	Option Awards					Stock Awards
Name	Date of Grant	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (1)
Jose R. Mas, CEO	8/5/2005	150,000	—	$9.67	8/5/2015	—		—
	3/20/2011	—	—	—	—	32,845	(2)	$1,074,688
	3/19/2012	—	—	—	—	40,388	(3)	$1,321,495
	12/28/2012	—	—	—	—	75,000	(4)	$2,454,000
Robert Apple, COO	4/4/2005	39,471	—	$7.60	4/4/2015	—
	8/3/2006	100,000	—	$12.93	8/3/2016	—
	3/20/2011	—	—	—	—	15,563	(2)	$509,221
	3/19/2012	—	—	—	—	13,463	(3)	$440,509
	12/28/2012	—	—	—	—	18,368	(4)	$601,001
C. Robert Campbell, EVP & CFO	8/3/2006	75,000	—	$12.93	8/3/2016	—
	3/20/2011	—	—	—	—	14,149	(2)	$462,955
	9/8/2011	—	—	—	—	20,000	(5)	$654,400
	3/19/2012	—	—	—	—	11,443	(3)	$374,415
	12/28/2012	—	—	—	—	15,613	(4)	$510,857
Alberto de Cardenas, EVP, General Counsel & Secretary	11/16/2005	20,000	—	$10.13	11/16/2015	—
	3/20/2011	—	—	—	—	7,959	(2)	$260,418
	3/19/2012	—	—	—	—	11,443	(3)	$374,415
	12/28/2012	—	—	—	—	12,858	(4)	$420,714

(1)	The market value of the shares was calculated based upon the closing market price of our common stock of $32.72 per share, as reported by the New York Stock Exchange on December 31, 2013.
(2)	These shares were awarded on March 20, 2011 and vest on March 20, 2014.
(3)	These shares were awarded on March 19, 2012 and vest on March 19, 2015.
(4)	These shares were awarded on December 28, 2012 and vest on December 28, 2015.
(5)	These shares were awarded on September 8, 2011 and vest on August 15, 2014.

Options Exercised and Stock Vested in Fiscal Year 2013

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise
Jose R. Mas, CEO	150,000		$3,837,000
C. Robert Campbell, EVP & CFO	19,980 20,020	$ $	439,360 481,481
Alberto de Cardenas, EVP, General Counsel & Secretary	45,000		$929,250

Nonqualified Deferred Compensation

The following table sets forth the employer and employee contributions to, earnings under, and aggregate balances of nonqualified defined contribution and other deferred compensation plans we maintain.

Name	Executive Contributions in 2013 (1)	Registrant Contributions in 2013 (1)	Aggregate Earnings in 2013 (1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2013
Jose R. Mas, CEO (2)	—	—	$17,131	—	$865,636
Robert Apple, COO	—	—	$20,495	—	$117,890
C. Robert Campbell, EVP & CFO	$102,175	—	$106,051	—	$1,005,368
Alberto de Cardenas, EVP & General Counsel & Secretary	—	—	$3,937	—	$30,268

(1)	Contributions made to MasTec’s non-qualified deferred compensation plans by and on behalf of named executive officers for 2013.
(2)	On April 3, 2006, MasTec and Jose R. Mas entered into a deferred bonus agreement in which we agreed to pay Mr. Mas a bonus in the event the split dollar agreement with Mr. Mas described in “Split Dollar Benefit and Deferred Bonus Agreements” was terminated due to a change of control of MasTec. The amount in the Aggregate Balance at December 31, 2013 column represents the sum of all of the premiums paid by MasTec pursuant to the arrangement.

Potential Payments upon Change in Control and Termination of Employment as of December 31, 2013

Each of the named executive officers has an employment agreement with us that provides for us to make continued payments and provide certain benefits to the executive upon termination of employment with our company.

Each of the employment agreements, as amended to the date of this proxy statement, for the named executive officers also provides for each of such named executive officers to receive certain payments in the event of a change in control, as follows:

•

Jose R. Mas. Mr. Mas would become entitled to receive one and a half times his base salary and average performance bonuses during the during the last three calendar years for which he was an employee, a gross-up payment if an excise tax is triggered, the immediate vesting of any previously unvested options and restricted stock and the continuation of benefits as provided for in his employment agreement.

•

Robert Apple. Mr. Apple would become entitled to one and a half times his base salary and average performance bonuses during the last three calendar years for which he was an employee, a gross-up payment if an excise tax is triggered, the immediate vesting of any previously unvested options and restricted stock and the continuation of benefits over a period of 12 months.

•

C. Robert Campbell. Mr. Campbell would be entitled to a lump sum payment equal to eighteen times his monthly base salary, the immediate vesting of any previously unvested options and restricted stock, and the continuation of benefits for a period of eighteen months following a change of control. Additionally, if Mr. Campbell remains eligible for the continuation of benefits under his employment agreement following the termination of his employment, regardless of whether he elects COBRA coverage for himself or his covered dependents, monthly payments, beginning on the one-month anniversary of the date of termination of his employment, in an amount equal to the monthly cost of COBRA coverage under the Company’s health plans then in effect for Mr. Campbell and his covered dependents. Mr. Campbell would also be entitled to receive a lump sum on the date of the change in control equal to the sum of his unpaid base salary for the remainder of the employment term.

•

Alberto de Cardenas. Mr. de Cardenas’ would become entitled to one and a half times his base salary and average performance bonuses during the last three calendar years for which he was an employee, the immediate vesting of any previously unvested options and restricted stock and the continuation of normal benefits. Under certain circumstances, the change in control payment would be reduced to avoid triggering an excise tax on such benefits.

For these purposes, “Change in Control” generally means:

•

Acquisition by Person of Substantial Percentage. The acquisition by a Person (including “affiliates” and “associates” of such Person, but excluding MasTec, any “parent” or “subsidiary” of MasTec or any employee benefit plan of MasTec) of a sufficient number of shares of the common stock, or securities convertible into the common stock, and whether through direct acquisition of shares or by merger, consolidation, share exchange, reclassification of securities or recapitalization of or involving MasTec or any “parent” or “subsidiary” of MasTec, to constitute the Person the actual or beneficial owner of 51% or more of the Common Stock;

•

Disposition of Assets. Any sale, lease, transfer, exchange, mortgage, pledge or other disposition, in one transaction or a series of transactions, of all or substantially all of the assets of MasTec or of any “subsidiary” of MasTec to a Person described above; or

•

Substantial Change of Board Members. During any fiscal year of MasTec, individuals who at the beginning of such year constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by a majority of the directors in office at the beginning of the fiscal year.

For purposes of the definition of “Change in Control”, the terms “affiliate,” “associate,” “parent” and “subsidiary” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

Each named executive officer’s employment agreement, as amended to the date of this proxy statement, also provides that such named executive officer would be entitled to receive certain payments in the event that his employment was terminated as follows:

•

Jose R. Mas. Following termination of Mr. Mas’ employment by us without cause (as defined in the agreement) or by Mr. Mas for good reason (as defined in the agreement), Mr. Mas would receive his base salary, an amount equal to the average of the performance bonuses (as defined in the agreement) he received during the last three calendar years and benefits from the date of termination for twelve months. In the event Mr. Mas’ employment is terminated by MasTec as a result of death or disability, then Mr. Mas or his estate will receive an amount equal to his base salary and the pro-rata portion of his annual performance bonus earned through the date of death or disability to which he would have been entitled for the year in which the death or disability occurred and all unvested options and restricted stock shall immediately vest.

•

Robert Apple. Following termination of Mr. Apple’s employment by us without cause (as defined in the agreement) or by Mr. Apple for good reason (as defined in the agreement), Mr. Apple would receive his base salary, an amount equal to the average of the performance bonuses he received during the last three calendar years and certain employee benefits set forth in the agreement from the date of termination for twelve months. In the event Mr. Apple’s employment is terminated by MasTec as a result of death or disability, then Mr. Apple or his estate will receive an amount equal to his base salary and any annual performance bonus earned through the date of death or disability to which he would have been entitled for the year in which the death or disability occurred and all unvested options and restricted stock shall immediately vest.

•	C. Robert Campbell. Mr. Campbell’s employment agreement contains a fixed term expiring on December 31, 2015 and is not otherwise terminable except by agreement of the parties.

•

Alberto de Cardenas. Following termination of Mr. de Cardenas by us without cause (as defined in the agreement) or by Mr. de Cardenas for good reason (as defined in the agreement), Mr. de Cardenas will receive his base salary, an amount equal to the average of the performance bonuses he received during the last three calendar years and benefits, over a period of twelve months from the date of termination. In the event Mr. de Cardenas’ employment is terminated by us as a result of death or disability, then Mr. de Cardenas or his estate will receive an amount equal to his base salary and any annual performance bonus earned through the date of death or disability he would have been entitled for the year in which the death or disability occurred and all unvested options and restricted stock shall immediately vest.

The following tables illustrate the payments and benefits that each named executive officer would have received under his employment agreement, as amended to the date of this proxy statement, if MasTec experienced a change in control on December 31, 2013 or his employment with MasTec had terminated on December 31, 2013 for any of the reasons described in the tables. The amounts presented in the tables are estimates and do not necessarily reflect the actual value of the payments and of the benefits that would be received by the named executive officers, which would only be known at the time that employment actually terminates or the change of control occurs, as applicable.

Executive: Jose R. Mas

Executive Benefits upon Change in Control and Termination of Employment	Termination due to Disability	Termination due to Death	Termination by Company without Cause or Resignation with Good Reason	Change of Control
Cash Severance
Base Salary			$980,000	$1,470,000
Performance Bonus			$3,419,520	$5,129,280
Total Cash Severance			$4,399,520	$6,599,280
Long Term Incentives
Value of Accelerated Stock Grants (1)	$4,850,183	$4,850,183	$4,850,183	$4,850,183
Benefits & Perquisites
Health & Welfare Benefits			$16,049	$16,049
Company Car			$18,170	$18,170
Total Benefits & Perquisites			$34,219	$34,219
Section 280G Tax Gross-Up (2)				$3,152,158

OVERALL TOTAL	$4,850,183	$4,850,183	$9,283,922	$14,635,840

(1)	Represents the amount of the closing price on the New York Stock Exchange for a share of MasTec’s common stock on December 31, 2013 ($32.72) multiplied by the number of restricted shares that would have been subject to accelerated vesting.
(2)	Mr. Mas is entitled to receive a tax gross-up payment to reimburse him for any excise tax to which he would be subject under Section 4999 of the Code with respect to any “excess parachute payment” that he receives from MasTec. Mr. Mas generally would not be considered to receive an “excess parachute payment” unless the payments made to him that are contingent on a change in control exceed three times the average of his W-2 compensation for the five years immediately prior to the year in which the change in control occurs. Thus, facts and circumstances at the time of any change in control, as well as changes in Mr. Mas’ W-2 compensation history, could materially impact whether and to what extent any payment to Mr. Mas would result in an “excess parachute payment” and thus result in an excise tax.

Executive: Robert Apple

Executive Benefits upon Change in Control and Termination of Employment	Termination due to Disability	Termination due to Death	Termination by Company without Cause or Resignation with Good Reason	Change of Control
Cash Severance
Base Salary			$525,000	$787,500
Performance Bonus			$1,055,048	$1,582,572
Total Cash Severance			$1,580,048	$2,370,072
Long Term Incentives
Value of Accelerated Stock Grants (1)	$1,550,731	$1,550,731	$1,550,731	$1,550,731
Benefits & Perquisites
Health & Welfare Benefits			$6,600	$6,600
Company Car			$20,772	$20,772
Total Benefits & Perquisites			$27,372	$27,372
Section 280G Tax Gross-Up (2)				—

OVERALL TOTAL	$1,550,731	$1,550,731	$3,158,151	$3,948,175

(1)	Represents the amount by which the closing price on the New York Stock Exchange for a share of MasTec’s common stock on December 31, 2013 ($32.72) multiplied by the number of shares of restricted stock that would have been subject to accelerated vesting.
(2)	Mr. Apple is entitled to receive a tax gross-up payment to reimburse him for any excise tax to which he would be subject under Section 4999 of the Code with respect to any “excess parachute payment” that he receives from MasTec. Mr. Apple generally would not be considered to receive an “excess parachute payment” unless the payments made to him that are contingent on a change in control exceed three times the average of his W-2 compensation for the five years immediately prior to the year in which the change in control occurs. Thus, facts and circumstances at the time of any change in control, as well as changes in Mr. Apple’ W-2 compensation history, could materially impact whether and to what extent any payment to Mr. Apple would result in an “excess parachute payment” and thus result in an excise tax.

Executive: C. Robert Campbell

Executive Benefits upon Change in Control and Termination of Employment	Termination due to Disability (1)	Termination due to Death (1)	Termination by Company without Cause or Resignation with Good Reason (1)	Change of Control
Cash Severance
Base Salary				$3,990,000
Total Cash Severance				$3,990,000
Long Term Incentives
Value of Accelerated Stock Grants (2)				$2,002,627
Benefits & Perquisites
Health & Welfare Benefits				$7,308
Company Car				$26,240
Total Benefits & Perquisites				$33,548

OVERALL TOTAL				$6,026,175

(1)	Mr. Campbell’s employment agreement contains a fixed term expiring on December 31, 2015 and is not otherwise terminable except by agreement of the parties.

(2)	Represents the amount by which the closing price on the New York Stock Exchange for a share of MasTec’s common stock on December 31, 2013 ($32.72), multiplied by the number of shares of restricted stock that would have been subject to accelerated vesting.

Executive: Alberto de Cardenas

Executive Benefits upon Change in Control and Termination of Employment	Termination due to Disability	Termination due to Death	Termination without Cause or Resignation with Good Reason	Change of Control
Cash Severance
Base Salary			$350,000	$525,000
Performance Bonus			$731,459	$1,097,189
Total Cash Severance			$1,081,459	$1,622,189
Long Term Incentives
Value of Accelerated Stock Grants (1)	$1,055,547	$1,055,547	$1,055,547	$1,055,547
Benefits & Perquisites
Health & Welfare Benefits			$7,412	$7,412
Company Car			$12,000	$12,000
Total Benefits & Perquisites			$19,412	$19,412

OVERALL TOTAL	$1,055,547	$1,055,547	$2,156,418	$2,697,148

(1)	Represents the closing price on the New York Stock Exchange for a share of MasTec’s common stock on December 31, 2013 ($32.72), multiplied by the number of shares of restricted stock that would have been subject to accelerated vesting.

Employment and Other Agreements

Employment Agreements

On April 18, 2007, MasTec entered into an employment agreement with Jose R. Mas, MasTec’s President and Chief Executive Officer, effective as of April 18, 2007 and amended on March 31, 2014. The term of the Agreement continues until the Agreement is terminated in accordance with the terms and provisions thereof. The agreement originally provided that Mr. Mas would be paid an annual salary of $500,000, which was increased by the Compensation Committee to $650,000, effective April 1, 2010, to $669,500, effective May 6, 2011, and to $980,000 effective April 1, 2012. The agreement also provides that Mr. Mas shall be eligible for annual performance bonuses of up to his base salary based on the achievement of goals established by the Compensation Committee of the Board of Directors. Pursuant to the terms of the agreement, Mr. Mas received 100,000 shares of MasTec’s common stock, which vested on the fifth anniversary of the agreement. If Mr. Mas’ employment is terminated other than for cause and he has not breached certain of his obligations set forth in the agreement, his restricted stock and stock options that he currently has or may have in the future would continue to vest until they are fully vested, and all existing and future stock option grants will remain exercisable for the full term of the grant. The Agreement further provides for change of control and termination payments as described above in “Potential Payments upon Change in Control and Termination of Employment as of December 31, 2013” on page 24. The agreement also contains confidentiality, non-competition and non-solicitation provisions.

Effective January 1, 2010, MasTec entered into an employment agreement with Robert Apple relating to his employment as Chief Operating Officer which agreement was amended on March 31, 2014. The agreement remains in effect until terminated and provides that Mr. Apple will be paid an annual salary of $440,000, which was increased to $453,200 effective May 6, 2011 and $525,000 effective September 28, 2012. The agreement also provides for annual performance bonuses of up to his base salary based on the achievement of goals established by our Compensation Committee, in its sole discretion. Pursuant to the terms of the agreement, Mr. Apple received 37,500 shares of MasTec’s common stock, which vested on the third anniversary of the effective date of the agreement. If Mr. Apple’s employment is terminated other than for cause and he has not breached certain of his obligations set forth in the agreement, his restricted stock and stock options that he currently has or may have in the future would continue to vest until they are fully vested, and all existing and future stock option grants will remain exercisable for the full term of the grant. The Agreement further provides for change of control and termination payments as described above in “Potential Payments upon Change in Control and Termination of Employment as of December 31, 2013” on page 24. The agreement also contains confidentiality, non-competition and non-solicitation provisions.

Effective January 23, 2014, MasTec entered into an employment agreement with George Pita relating to his becoming, effective January 1, 2014, the Company’s Executive Vice President and Chief Financial Officer, which agreement was amended as of March 31, 2014. The agreement remains in effect until terminated and provides that Mr. Pita will be paid an initial annual base salary of $415,000. The agreement also provides for an annual performance bonus of up to his base salary based on the achievement of goals established by the Compensation Committee, in its sole discretion. Following termination of Mr. Pita’s employment by MasTec without cause (as defined in the agreement) or by Mr. Pita for good reason (as defined in the agreement), Mr. Pita would receive his base salary, an amount equal to the average performance bonus (as defined in the agreement) he received preceding termination and certain employee benefits set forth in the agreement paid over a period of twelve months from the date of termination. If Mr. Pita’s employment is terminated other than for cause and he has not breached certain of his obligations set forth in the agreement, his restricted stock and stock options that he currently has or may have in the future would continue to vest until they are fully vested, and all existing and future stock option grants will remain exercisable for the full term of the grant. If there is a change of control (as defined in the Agreement) of the Company during the employment term, Mr. Pita would be entitled (i) to a lump sum payment equal to the sum of (x) one and a half times his base salary and (y) one and a half times his average performance bonus, (ii) the immediate vesting of any previously unvested options and restricted stock and (iii) the continuation of benefits as set forth in the agreement. Under certain circumstances, the change in control payment would be reduced to avoid triggering an excise tax on such benefits. The agreement also contains confidentiality, non-competition and non-solicitation provisions.

Effective March 31, 2014, MasTec entered into an employment agreement with Alberto de Cardenas relating to his employment as Executive Vice President, General Counsel and Secretary that replaced his 2008 employment agreement. The agreement remains in force until terminated and provides that Mr. de Cardenas will be paid an annual salary of $350,000. The agreement also provides for an annual performance bonus of up to his base salary based on the achievement of goals established by the Compensation Committee, in its sole discretion. If Mr. de Cardenas’ employment is terminated other than for cause and he has not breached certain of his obligations set forth in the agreement, his restricted stock and stock options that he currently has or may have in the future would continue to vest until they are fully vested, and all existing and future stock option grants will remain exercisable for the full term of the grant. The Agreement further provides for change of control and termination payments as described above in “Potential Payments upon Change in Control and Termination of Employment as of December 31, 2013” on page 24. Under certain circumstances, the change in control payment would be reduced to avoid triggering an excise tax on such benefits. The agreement also contains confidentiality, non-competition and non-solicitation provisions.

Amended and Restated Agreement with C. Robert Campbell

On January 23, 2014, MasTec, Inc. entered into an amended and restated employment agreement with C. Robert Campbell, which is effective as of January 1, 2014 (the “Effective Date”), relating to Mr. Campbell’s continued provision of services to the Company following his retirement from his position as the Company’s Chief Financial Officer on December 31, 2013. The agreement amended and restated in its entirety Mr. Campbell’s previous employment agreement with MasTec. The agreement has a term expiring on December 31, 2015 and provides that Mr. Campbell will be paid a monthly base salary of $95,000 and that he will not be entitled to participate in the Company’s bonus plan for senior management, receive equity awards, nor be eligible for an annual performance bonus. Mr. Campbell remains eligible, however, to receive any performance bonus and equity awards attributable to services performed by Mr. Campbell prior to the effective date of the agreement. All equity awards granted to Mr. Campbell for service prior to the effective date of the agreement (the “Prior Equity Grants ) will continue to be subject to the terms and conditions set forth under the applicable grant documents and the Company’s equity incentive plans, as in effect and as may be amended from time to time. The agreement further provides for change of control payments as described above in “Potential Payments upon Change in Control and Termination of Employment as of December 31, 2013” on page 24. The agreement also contains confidentiality, non-competition and non-solicitation provisions.

Risk Considerations in Our Compensation Programs

MasTec has reviewed its compensation structures and policies as they pertain to risk and has determined that our compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on MasTec. We believe that the use of Consolidated EBITDA targets for senior executive bonuses ensures that compensation is based upon the overall performance of MasTec. Moreover, our equity grants typically provide for a three year vesting period, which we believe encourages our executives to manage with the long-term success of MasTec as a key objective. Compensation for other personnel is closely monitored by our senior executives in light of this long-term perspective.

Compensation of Directors

2013 Director Compensation

At the direction of the Board in 2012, the Compensation Committee retained Meridian to conduct a review of MasTec’s independent director compensation. Meridian provided a competitive analysis of the compensation programs for our independent directors against the compensation programs of the same peer group described above under the caption “How Do We Determine Our Compensation Levels?—The Role of Peer Companies and Benchmarking.” The review found MasTec’s independent director compensation to be slightly below the 25th percentile of the group. Based upon the growth and significant improvement of MasTec’s financial and operational performance, the Committee determined to recommend to the Board that it approve an increase in the independent director compensation to approximately the 50th percentile of the peer group’s independent director compensation. As approved by the Board, effective July 1, 2012, independent directors are paid a $46,750 quarterly retainer. A minimum of 33% of the compensation must be taken in the form of common stock to be issued under the ICP, but Directors can elect to take a greater portion of the quarterly fee in equity. Shares are valued at the last sale price of the common stock on the New York Stock Exchange at the close of trading on the applicable quarterly payment date. Directors must make an initial election during an open trading window under MasTec’s insider trading policy and have the ability to change such election during an open trading window. The remainder, if any, is taken in the form of cash. In addition, the Lead Independent Director receives an additional $6,250 per quarter, the Audit Committee Chairperson receives an additional $3,750 per quarter, the Compensation Committee Chairperson receives an additional $2,500 per quarter and the Finance and Mergers and Acquisitions Committee Chairperson and Nominating Committee Chairperson receives an additional $1,250 per quarter.

In 2012 the Committee approved a policy that permits the payment of additional compensation to independent directors for special projects which may arise from time to time. Special projects may arise in order to take advantage of investment or financing opportunities and may require significant additional time from independent board members. The Committee determined that any of these fees will be specifically approved on a project by project basis. MasTec had no such projects in 2013. Directors must, at the end of each calendar quarter, own a minimum of $200,000 in Company equity valued on the average closing price of MasTec’s common stock on the New York Stock Exchange during the 30 trading days preceding such quarter-end. New directors have a three year exception to such requirement.

Directors are reimbursed for their reasonable expenses incurred in order to attend Board of Director and Committee meetings and in their performance of director duties.

Option and restricted stock awards granted to our independent directors are governed by the ICP. The Compensation Committee, which administers the ICP, may also make discretionary grants of stock options and restricted stock awards to non-employee directors.

Effective January 1, 2006, we adopted a Deferred Fee Plan. Under the terms of the Deferred Fee Plan, directors may elect to defer the receipt of cash and stock fees for their services as directors. Each director may elect the type and percentage of fees to be deferred. Deferred cash fees may be directed to a deferred cash account or a deferred stock account (or both). Deferred stock fees may only be directed to a deferred stock account. Elections to defer fees remain in force, unless amended or revoked within the required time periods. The deferred cash account will be credited with interest on the cash balance at the end of each calendar quarter. The interest rate is equal to the rate of interest payable by us on our revolving credit facility, as determined as of the first day of each calendar quarter. The deferred stock account will be credited with stock dividends (or with cash dividends that are converted to deferred stock credits pursuant to the plan). Distribution of a director’s cash and stock accounts will begin on January 15 of the year following the directors’ termination of all services with us or, in the case of a change of control (as defined in the Deferred Fee Plan), in a lump sum as soon as practicable following such change of control. Distributions from the deferred cash account will be made in cash and distributions from the deferred stock account will be made in shares of MasTec’s common stock. Distributions will either be made in a lump-sum payment or in up to five consecutive installments as elected by the director. The Deferred Fee Plan was amended and restated generally effective as of January 1, 2009 to comply with Section 409A of the Code and to make certain other desired changes to the Plan.

The following table sets forth a summary of the compensation we paid to our directors who are not named executive officers for services rendered in 2013.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation (3)	Total ($)
Jorge Mas			$41,100	$41,100
Ernst N. Csiszar	$125,203	$61,797		$187,000
Robert J. Dwyer	$128,524	$63,476		$192,000
Frank E. Jaumot	$135,208	$66,792		$202,000
Julia L. Johnson	$128,570	$63,430		$192,000
Jose S. Sorzano	$131,879	$65,121		$197,000
John Van Heuvelen	$141,974	$70,026		$212,000

(1)	This column reports the amount of compensation earned for Board and Committee service elected to be received in cash.
(2)	This column represents the amount of compensation earned for Board and Committee service elected to be received in stock. Amounts shown in this column represent the fair value of the awards as of date of issuance computed in accordance with FASB ASC Topic 718. Each restricted stock award was valued at the closing market price of our common stock on the date of grant. For additional information regarding assumptions underlying the valuation of equity awards and the calculation method, please refer to Note 11 in our Consolidated Financial Statements, which are contained in our Annual Report on Form 10-K for the year ended December 31, 2013.
(3)	Includes imputed income of $25,528 for life insurance policies on the lives of Mr. and Mrs. Jorge Mas that are owned by MasTec and are subject to a split dollar arrangement. Also includes lease payments for a vehicle of $15,572. See “Certain Relationships and Related Transactions” for a description of the split-dollar agreements that MasTec has entered into with Mr. Jorge Mas.

As of December 31, 2013, the aggregate number of unvested stock awards and the aggregate number of stock option awards (both exercisable and unexercisable) for directors, who are not named executive officers, were as follows:

Name	Aggregate Number of Unvested Stock Awards	Aggregate Number of Option Awards
Jorge Mas	—	—
Ernst N. Csiszar	—	—
Robert J. Dwyer	—	20,000
Frank E. Jaumot	—	—
Julia L. Johnson	—	35,000
Jose S. Sorzano	—	—
John Van Heuvelen	—	—

SECURITY OWNERSHIP

Principal Shareholders

The following table provides information concerning the beneficial ownership of our common stock, as of March 13, 2014, by:

•	Each shareholder who is known to beneficially own more than 5% of the outstanding shares of our common stock;

•	Each of our current directors and nominees for director;

•	Each of our named executive officers; and

•	All of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options and warrants held by that person that are exercisable as of March 13, 2014 or that will become exercisable within 60 days thereafter are deemed outstanding for purposes of that person’s percentage ownership but not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the mailing address of each individual is c/o MasTec, Inc., 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134. The following information is based upon information provided to us or filed with the Commission by the shareholders.

	Common Stock Beneficially Owned
Name	Number of Shares (1)(2)	Percentage of Common Stock Outstanding (3)
Jorge Mas (4)	10,475,400	13.5%
Chairman of the Board
Jose R. Mas (5)	5,050,861	6.5%
Chief Executive Officer and Director
Ernst N. Csiszar	13,741	*
Director
Robert J. Dwyer	26,635	*
Director
Frank E. Jaumot	12,282	*
Director
Julia L. Johnson	55,269	*
Director
Daniel A. Restrepo	317	*
Director
Jose S. Sorzano	29,056	*
Director
John Van Heuvelen	56,338	*
Director
Robert Apple	215,635	*
Chief Operating Officer
George Pita	40,000	*
Executive Vice President and Chief Financial Officer
Alberto de Cardenas	68,619	*
Executive Vice President, General Counsel and Secretary
All current executive officers and directors as a group (12 persons) (6)	15,494,153	20.0%
FMR LLC (7)	5,053,657	6.5%
Frontier Capital Management (8)	5,281,686	6.8%

*	Less than 1%
(1)	Includes shares of unvested restricted stock, but as to which the owner presently has the right to vote and the right to receive dividends, as follows: Jose R. Mas, 148,233 shares; Robert Apple, 47,394 shares; C. Robert Campbell, 61,205 shares; and Alberto de Cardenas, 32,260 shares.
(2)	Includes shares of common stock that may be issued upon the exercise of stock options that are exercisable within 60 days of March 13, 2014 as follows: Robert J. Dwyer, 12,500 shares; Julia L. Johnson, 7,500 shares; Jose R. Mas, 150,000 shares; Robert Apple, 139,471 shares; C. Robert Campbell, 75,000 shares and Alberto de Cardenas, 20,000 shares.
(3)	The percentages reported in this column are based on 77,400,363 shares of our common stock outstanding as of March 13, 2014.
(4)

Includes shares owned of record by Jorge Mas Holdings I Limited Partnership, a Texas limited partnership (“Jorge Mas Holdings”). The sole general partner of Jorge Mas Holdings is Jorge Mas Holdings Corporation, a Texas corporation that is wholly owned by Mr. Jorge Mas. Also includes shares owned of record by the Mas Family Foundation, Inc., a Florida not-for-profit corporation (the “Family Foundation”) of which Mr. Jorge Mas is the president; and shares covered by options exercisable within 60 days of March 13, 2014. Mr. Jorge Mas disclaims beneficial ownership of the shares held by the Family Partnership except to the extent of his pecuniary interest therein, and disclaims beneficial ownership of all of the shares owned by the Family Foundation. Also includes shares owned of record by the Jose Mas Irrevocable Trust of which Mr. Jorge Mas is a trustee. In 2003, Mr. Mas entered into a 10b5-1 plan with a third-party trustee providing for the sale of shares of our common stock. On an annual basis, Mr. Mas may authorize the trustee, in its sole discretion but subject to certain price restrictions and monthly volume limitations, to sell up to a maximum number of shares.
(5)	Includes shares owned of record by Jose Ramon Mas Holdings I Limited Partnership, a Texas limited partnership (“Jose Mas Holdings”). The sole general partner of Jose Mas Holdings is Jose Ramon Mas Holdings Corporation, a Texas corporation that is wholly owned by Mr. Jose Mas. Also includes shares owned of record by Jorge Mas Canosa Freedom Foundation, Inc., a Florida non-for-profit corporation (“Freedom Foundation”) of which Mr. Jose R. Mas is secretary; and shares covered by options exercisable within 60 days of March 13, 2014; and shares owned of record individually. Mr. Jose R. Mas disclaims beneficial ownership of the shares held by the Freedom Foundation. Also includes shares of the Jorge Mas Irrevocable Trust of which Mr. Jose Mas is a trustee and the Mas Family Foundation, Inc.
(6)	The amounts above for Jorge Mas and Jose Mas both include shares owned of record by the Jose Mas Irrevocable Trust and by the Mas Family Foundation, Inc. This total only includes those shares once.
(7)	Based on a Schedule 13G/A filed with the SEC, dated February 13, 2013, reporting beneficial ownership of more than 5% of MasTec’s common stock. As reported in the Schedule 13G/A, FMR possesses sole voting power with respect to 1,204,194 shares and possesses sole dispositive power with respect to 5,053,657 shares. FMR’s address is 245 Summer Street, Boston, Massachusetts 02110.
(8)	Based on a Schedule 13G/A filed with the SEC, dated February 14, 2013, reporting beneficial ownership of more than 5% of MasTec’s common stock. As reported in the Schedule 13G/A, Frontier Capital Management possesses sole voting power with respect to 2,757,918 shares and possesses sole dispositive power with respect to 5,281,686 shares. Frontier Capital Management’s address is 99 Summer Street, Boston, MA 02110.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act and regulations of the SEC thereunder require that MasTec’s directors, executive officers and persons who own more than 10% of MasTec’s common stock, as well as certain affiliates of such persons, file initial reports of their ownership of MasTec’s common stock and subsequent reports of changes in such ownership with the SEC. Directors, executive officers and persons owning more than 10% of MasTec’s common stock are required by SEC regulations to file with the SEC and the New York Stock Exchange reports of their respective ownership of common stock and to furnish MasTec with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such reports received and written representations from our directors and executive officers, MasTec believes that during the year ended December 31, 2013, directors, executive officers and owners of more than 10% of the common stock timely complied with all applicable filing requirements under Section 16(a) of the Exchange Act, except that Robert Dwyer filed late one Form 4 containing three transactions that were not reported on a timely basis, and Jose Mas filed late one late Form 4 containing five transactions that were not reported on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

The Audit Committee Charter requires that the Audit Committee review and approve all transactions in which we are a participant and in which a related person has or will have a direct or indirect material interest. In March 2007, the Audit Committee formally adopted standards to apply when it reviews, approves or ratifies any such related party transaction. These standards provide that: (i) all related party transactions must be fair and reasonable to us at the time they are authorized by the Audit Committee; and (ii) all related party transactions must be authorized, approved or ratified by the affirmative vote of a majority of the members of the Audit Committee who have no interest, either directly or indirectly, in any such related party transaction.

MasTec purchases, rents and leases equipment used in its business from a number of different vendors on a non-exclusive basis, including Cross Country Pipeline Supply, Inc. (“CCP”), in which MasTec invested $15 million for a 14.85% ownership interest in November 2013. Juan Carlos Mas, who is the brother of Jorge Mas, Chairman of MasTec’s Board of Directors, and Jose Mas, MasTec’s Chief Executive Officer, serves as the chairman of CCP. In addition, an entity owned by the Mas family, including Jorge and Jose Mas, is a minority shareholder of CCP. MasTec paid CCP approximately $1.3 million for equipment rentals, leases and servicing from the date of the Company’s investment in CCP through December 31, 2013.

MasTec leases employees to a customer in which Jorge Mas and Jose Mas own a minority interest. For the years ended December 31, 2013, 2012 and 2011, MasTec charged to the customer approximately $0.6 million, $0.5 million and $0.5 million, respectively. As of December 31, 2013 and 2012, receivables of $0.1 million and $0.9 million, respectively, attributable to this arrangement were outstanding. The Company also provides satellite communication services to this customer. For the years ended December 31, 2013, 2012 and 2011, revenues relating to this customer were approximately $1.3 million, $1.2 million and $1.1 million, respectively. As of December 31, 2013 and 2012, outstanding receivables from this arrangement totaled approximately $0.4 million and $1.2 million, respectively.

The Company charters an aircraft from a third party which leases two of its aircraft from entities in which Jorge Mas and Jose Mas have an ownership interest. MasTec made no payments in connection with this arrangement for the year ended December 31, 2013. For the years ended December 31, 2012 and 2011, MasTec paid this unrelated chartering company approximately $2,000 and $66,000, respectively.

MasTec leases a property located in Florida from Irma S. Mas, the mother of Jorge Mas and Jose Mas. For the years ended December 31, 2013, 2012 and 2011, the Company paid lease payments of approximately $52,000, $44,000 and $48,000, respectively, in connection with this property.

On October 16, 2013, Jorge Mas, the Company and Jose Ramon Mas and Juan Carlos Mas, as trustees of the Jorge Mas Irrevocable Trust, dated June 1, 2012 (the “trust”) entered into a split dollar life insurance agreement that replaces a prior split dollar agreement with Jorge Mas. Under the split dollar agreement, MasTec is the sole owner of each of the policies subject to the agreement. The Company will make the premium payments under each of such policies. Upon the death of Jorge Mas or the survivor of Jorge Mas and his wife under the applicable policy, MasTec is entitled to receive a portion of the death benefit under such policy equal to the greater of (i) all premiums paid by the Company on such policy and (ii) the then cash value of such policy (excluding surrender charges or other similar charges or reductions) immediately before the triggering death. The balance of the death benefit is payable to the trust or other beneficiary designated by the trustees. In the event of the Company’s bankruptcy or dissolution, the trust shall have the assignable option to purchase any or all of the policies subject to the split dollar agreement from the Company. The purchase price for each policy shall be the greater of (x) all premiums paid by the Company on such policy or (y) the then cash value of such policy (excluding surrender charges or other similar charges or reductions). The total maximum face amount of the insurance for all policies subject to the split dollar agreement was capped at $200 million. The Company is designated as the named fiduciary under the split dollar agreement, and the policy may not be surrendered without the express written consent of the trust. The Company paid approximately $1.2 million, $0.3 million, and $0.3 million, respectively, in connection with the split dollar agreements for Jorge Mas for the years ended December 31, 2013, 2012 and 2011. Life insurance assets associated with the split dollar agreement for Jorge Mas are based on the value of premiums paid for the associated policy.

MasTec also has split dollar and deferred bonus agreements with Jose Mas. The split dollar agreement provides that one or more life insurance policies may be subject to the agreement. At this time, however, the only policy subject to the agreement is the one acquired pursuant to the original agreement, which is in an aggregate face amount of $11 million. MasTec is the sole owner and beneficiary of any policy subject to the agreement, and upon the death of the insured, MasTec is entitled to receive a portion of the death benefit equal to the greater of (i) the total premiums paid by MasTec on such policy, or (ii) the then cash value of such policy immediately before the death of the insured, excluding surrender charges. The split dollar policy may not be surrendered without the express written consent of Jose Mas. Upon termination of the agreement, Jose Mas has an option to purchase each policy, subject to the agreement for a purchase price equal to the greater of the amounts referenced above. MasTec will make the premium payments until the agreement is terminated, which occurs upon any of the following events: (i) bankruptcy or dissolution of MasTec, or (ii) a change in control of MasTec. The amount of deferred bonus that is payable upon termination of the split dollar agreement, which is triggered upon a change in control of MasTec, is equal to the sum of the following amounts, determined with respect to each policy subject to the split dollar agreement: the greater of (i) the total premiums paid by MasTec under the terms of such policy, or (ii) the then cash value of such policy immediately prior to the change in control, excluding surrender charges. For the years ended December 31, 2013, 2012 and 2011, MasTec did not make any payments in connection with the split dollar agreement for Jose Mas. The Company adjusts the value of life insurance assets associated with the split dollar agreements for Jose Mas each period based on their current cash surrender values.

AUDIT COMMITTEE AND AUDIT RELATED INFORMATION

Audit Committee Report

The agenda of the Audit Committee is established by the Chairman of the Audit Committee. During 2013, at each of its meetings, the Audit Committee met with senior members of the financial management team. Members of the Audit Committee had private executive sessions, as appropriate, at its meetings, with MasTec’s independent registered public accounting firm for the purpose of discussing financial management, accounting and internal control issues. The Audit Committee also has executive sessions with the director of internal audit.

The Audit Committee and the Audit Committee Chairman also discussed with the independent auditors the matters required to be reviewed, and received the written disclosures and the letter from the independent auditors required by the Public Company Accounting Oversight Board Audit Standards No. 16 and the New York Stock Exchange regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee reviewed and discussed with the independent auditors their independence from MasTec. In connection with discussions regarding independence, the Audit Committee also considered with the independent auditors whether the provision of non-audit services by independent auditors to MasTec is compatible with the auditors’ independence.

The Audit Committee reviewed the audited financial statements contained in MasTec’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 with MasTec’s management, including a discussion of the accounting principles, the reasonableness of judgments and estimates, the clarity of disclosure in the financial statements and the conformity of the consolidated financial statements of MasTec with generally accepted accounting principles. In performing its functions, the Audit Committee acts in an oversight capacity. The Audit Committee relies on the work and assurances of MasTec’s management, which has the primary responsibility for the financial statements and reports, and of the independent registered public accounting firm, who, in its report, expressed an opinion on the conformity of our annual financial statements to generally accepted accounting principles. In reliance on these reviews and discussions, and the report of the independent auditors, the Audit Committee has recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in MasTec’s Annual Report on Form 10-K for the year ended December 31, 2013.

Frank E. Jaumot, Chairman

Ernst N. Csiszar

John Van Heuvenlen

Independent Registered Public Accountants

Our Audit Committee engaged BDO USA, LLP to serve as our independent registered public accountants for the 2013 fiscal year. A representative from BDO USA, LLP is expected to attend the 2014 Annual Meeting of Shareholders and will have the opportunity to make a statement and answer appropriate questions.

Audit Fees

Fees for services rendered by our independent auditors, BDO USA, LLP, for professional services rendered for the 2012 and 2013 audit of our annual financial statements, review of financial statements included in quarterly reports on Form 10-Q in 2012 and 2013 and out of pocket expenses, totaled approximately $2.5 million and $2.4 million for 2012 and 2013, respectively.

Audit Related Fees

Fees for audit related services, which are services that are reasonably related to the performance of the annual audit or to the review of quarterly financial statements, performed by BDO USA, LLP were $43,375 and $44,400 in 2012 and 2013, respectively. Fees for services rendered by our independent auditors, BDO USA, LLP, for audit related services rendered for 2012 and 2013 included procedures performed for the 401k retirement plan.

Tax Fees

There were no tax fees billed by BDO USA, LLP for either 2012 or 2013.

All Other Fees

There were no fees billed by BDO USA, LLP for other services in either 2012 or 2013.

Pre-approval Policies

The Audit Committee pre-approves all auditing services and the terms of such services (which may include providing comfort letters in connection with securities underwritings) and non-audit services provided by our independent registered public accounting firm, but only to the extent that the non-audit services are not prohibited under applicable law and the Audit Committee reasonably determines that the non-audit services do not impair the independence of the independent auditors. The authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who present all decisions to pre-approve an activity to the full Audit Committee at its first meeting following such decision.

The pre-approval requirement is waived with respect to the provision of non-audit services for MasTec if (i) the aggregate amount of all such non-audit services provided to MasTec constitutes not more than 5% of the total amount of revenues paid by MasTec to its independent auditors during the fiscal year in which such non-audit services were provided, (ii) such services were not recognized at the time of the engagement to be non-audit services, and (iii) such services are promptly brought to the attention of the Audit Committee or by one or more of its members to whom authority to grant such approvals has been delegated by the Audit Committee.

The Audit Committee has considered and determined that the provision of the non-audit services described above is compatible with maintaining the auditor’s independence.

During 2012 and 2013, audit related services and all other services to be provided by BDO USA, LLP were pre-approved by the Audit Committee.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected and appointed the firm of BDO USA, LLP to act as our independent registered public accounting firm for the 2014 fiscal year. BDO USA, LLP was our independent auditor for the fiscal year ended December 31, 2013. Although ratification is not required by our bylaws or otherwise, the Board of Directors is submitting the appointment of BDO USA, LLP to our shareholders for ratification as a matter of good corporate practice. If the appointment is not ratified, the Audit Committee will re-evaluate its appointment, taking into consideration our shareholders’ vote. However, the Audit Committee is solely responsible for the appointment and termination of our auditors and may do so at any time in its discretion.

Proxies will be voted “FOR” ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the 2014 fiscal year absent contrary instructions.

The Board of Directors Recommends that You Vote “FOR” ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the 2014 fiscal year.

PROPOSAL 3: VOTE ON A NON-BINDING ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVES

As required by Section 14A of the Exchange Act, we are seeking advisory shareholder approval of the compensation of our named executive officers as disclosed in the section of this Proxy Statement titled “Compensation Discussion and Analysis” including the tables that follow. We are asking shareholders to vote on the following advisory resolution:

“RESOLVED, that the holders of the Company’s common stock advise that they approve the compensation of the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the related footnotes, and the narrative information accompanying the tables).”

Although your vote is advisory and therefore non-binding, the Board of Directors will take into account the outcome of the vote when considering future executive compensation decisions for named executive officers. We urge shareholders to read the Compensation Discussion and Analysis (“CD&A”) section of this Proxy Statement, which details our compensation actions for the year ended December 31, 2013. As described in the CD&A, we believe that the compensation paid to our named executive officers for 2013 appropriately considers our demonstrated ability to increase revenue, net income and profitability over the short- and long-term as a result of the continued leadership of these named executive officers. We believe that our compensation programs and policies and the compensation decisions for 2013 as described in the CD&A, appropriately reward our named executive officers for their and the Company’s performance and we be believe that these programs and policies will assist us in retaining our senior leadership team.

The Board recommends that shareholders vote FOR approval of the compensation of the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the related footnotes, and the narrative information accompanying the tables).

OTHER BUSINESS

Advance Notice Procedures and Shareholders’ Proposals for 2015 Annual Meeting

Under our bylaws, no business, may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before an annual meeting by or at the direction of our Board of Directors or, in the case of business other than director nominations, by a shareholder entitled to vote who has delivered written notice as specified by our bylaws. Under our bylaws, MasTec must receive any eligible proposal from an eligible shareholder intended to be presented at the 2015 Annual Meeting of Shareholders on or before December 5, 2014 for the proposal to be properly brought before the meeting. This same deadline also applies for any shareholder proposal to be eligible for inclusion in our Proxy Statement and Proxy related to that meeting. Any notice regarding any shareholder proposal must include the information specified in Article I, Section 9 of our bylaws. If a shareholder fails to comply with Article I, Section 9 of our bylaws or notifies MasTec after December 5, 2014 of an intent to present any proposal at MasTec’s 2015 Annual Meeting of Shareholders, irrespective of whether the shareholder is seeking to include the proposal in MasTec’s Proxy Statement and Proxy, the proposal will not be considered properly brought before the meeting. A copy of our bylaw requirements will be provided upon written request to: MasTec Legal Department, 800 S. Douglas Road, 12th Floor, Coral Gables, Florida, 33134.

Availability of Annual Report on Form 10-K

Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (without exhibits or documents incorporated by reference therein), are available without charge to shareholders upon written request to MasTec Legal Department, 800 S. Douglas Road, 12th Floor, Coral Gables, Florida, 33134, by calling (305) 599-1800 or via the Internet at www.mastec.com.

Other Matters that May Come Before the Annual Meeting

The Board of Directors does not intend to present, and knows of no others who intend to present, at the Annual Meeting any matter or business other than that set forth in the accompanying Notice of Annual Meeting of Shareholders. If other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the proxy to vote any proxies on such matters in accordance with their judgment.

We request that you promptly request a proxy card to sign, date, and return or vote your proxy over the telephone or through the Internet so that your vote will be included at the meeting.

Alberto de Cardenas, Secretary

Coral Gables, Florida

April 4, 2014

800 S. Douglas ROAD, 12th FLOOR

CORAL GABLES, FL 33134

VOTE BY INTERNET — www.proxypush.com/mtz

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date, whichever comes first. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by MasTec, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE — 1-866-390-5386

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date, whichever comes first. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL —

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided.

TO VOTE, MARK BLOCKS IN BLUE OR BLACK INK

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote “FOR” the following:

(1)	Election of Directors

Nominees

01) Ernst N. Csiszar

02) Julia L. Johnson

03) Jorge Mas

04) Daniel Restrepo

For	Withhold	For All
All	All	Except
☐	☐	☐

To withhold authority to vote for some (but not all) nominees, mark “For All Except” and write the name of the nominee(s) for whom you wish to withhold authority to vote on the line below.

The Board of Directors recommends you vote “FOR” Proposal 2 and Proposal 3.

(2)	Proposal 2 — To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for 2014.

For	Against	Abstain
☐	☐	☐

(3)	Proposal 3 — To approve a non-binding advisory resolution regarding the compensation of named executive officers.

For	Against	Abstain
☐	☐	☐

In the Proxies’ discretion, in accordance with the recommendation of MasTec’s Board of Directors, the Proxies are authorized to vote on any other business that may properly be presented at the Annual Meeting or any adjournments or postponements thereof.

SIGNED PROXIES RETURNED WITHOUT SPECIFIC VOTING DIRECTIONS WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

MasTec’s proxy materials and annual report are available online at www.proxydocs.com/mtz.

Receipt of the Notice and Proxy Statement for the 2014 Annual Meeting of Shareholders and MasTec’s Annual Report on Form 10-K for the year ended December 31, 2013 is acknowledged.

(Please sign exactly as your name or names appear on this proxy. When signing as executor, guardian, trustee, joint owners, agent, authorized representative or a corporate owner, or other representative, please give your full title as such.)

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

PROXY FOR 2014 ANNUAL MEETING OF SHAREHOLDERS

SOLICITED BY THE BOARD OF DIRECTORS OF MASTEC, INC.

The undersigned hereby constitutes and appoints Alberto de Cardenas and Cristina Canales (the “Proxies”), or any one of them, each with full power of substitution, attorneys and proxies for the undersigned, to vote all shares of common stock of MasTec, Inc. (“MasTec”) that the undersigned would be entitled to vote at the 2014 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Douglas Entrance Building, South Tower, located at 806 S. Douglas Road, the 10th Floor, Royal Poinciana Conference Room, Coral Gables, Florida 33134 at 9:30 a.m. EDT on Thursday May 22, 2014, or any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including, but not limited to, the matters stated on the reverse side, in the manner directed herein.

If shares of MasTec common stock are issued to or held for the account of the undersigned under the MasTec 401(k) Retirement Plan (the “Plan”), then the undersigned hereby directs the Trustee of the Plan to vote all shares of MasTec common stock in the undersigned’s name and/or account under the Plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including, but not limited to, the matters stated on the reverse side.

ANY PROPER PROXY RECEIVED BY MASTEC AS TO WHICH NO CHOICE HAS BEEN INDICATED WILL BE VOTED BY THE PROXIES “FOR ALL” THE NOMINEES SET FORTH ON THE REVERSE SIDE, “FOR” THE RATIFICATION OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014, “FOR” APPROVAL, AND IN ACCORDANCE WITH THE RECOMMENDATION OF MASTEC’S BOARD OF DIRECTORS ON ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE ANNUAL MEETING. YOUR PROXY CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THIS CARD OR FOLLOW THE INSTRUCTIONS FOR INTERNET OR TELEPHONE VOTING SET FORTH ON THE REVERSE SIDE.

(Continued and to be signed on reverse)